Exhibit 2.1

Execution Copy

BUSINESS COMBINATION AGREEMENT

by and among

RELATIVITY ACQUISITION CORP.,

as the Purchaser,

RELATIVITY HOLDINGS INC.,
as Pubco,

RELATIVITY PURCHASER MERGER SUB INC.,
as Merger Sub,

SVES GO, LLC, SVES LLC, SVES CP LLC, AND SVES APPAREL LLC

as the Operating Companies,

SVGO LLC, ESGO LLC, SV APPAREL LLC AND ES BUSINESS CONSULTING LLC,

as the Sellers,

TIMOTHY J. FULLUM AND SALOMON MURCIANO
as the Founders,

RELATIVITY ACQUISITION SPONSOR, LLC,
in the capacity as the Purchaser Representative,

and

TIMOTHY J. FULLUM,
in the capacity as the Seller Representative

Dated as of February 13, 2023

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of February 13, 2023, by and among (i) Relativity Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Relativity Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Pubco”), (iii) Relativity Purchaser Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (the “Merger Sub” and the Merger Sub, collectively with the Purchaser and Pubco, the “Purchaser Parties”), (iv) SVES GO, LLC, a Florida limited liability company, SVES LLC, a Florida limited liability company, SVES CP LLC, a Florida limited liability company and SVES APPAREL LLC, a Florida limited liability company (each, an “Operating Company” and collectively, the “Operating Companies”), (v) SVGO LLC, ESGO LLC, SV Apparel LLC and ES Business Consulting LLC (each, a “Seller” and collectively, the “Sellers”, (vi) Timothy J. Fullum and Salomon Murciano (each, a “Founder” and collectively, the “Founders”), (vii) Relativity Acquisition Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined below) for the stockholders of Pubco (other than the Sellers) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), and (viii) Timothy J. Fullum in the capacity as the representative from and after the date hereof for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”). The Purchaser, Pubco, the Merger Sub, each Seller, each Operating Company, each Founder, the Purchaser Representative and the Seller Representative are sometimes referred to herein collectively as the “Parties” and each, a “Party”.

RECITALS:

A. The Founders own all of the issued and outstanding equity securities of the Sellers and the Sellers own all of the issued and outstanding equity securities of the Operating Companies;

B. The Operating Companies collectively engage in the business of resale of clothing and other apparel;

C. Pubco is a newly incorporated Delaware corporation that is owned entirely by the Purchaser, and Pubco owns all of the issued and outstanding equity interests of the Merger Sub, which is a newly organized entity formed for the sole purpose of effecting the Merger (as defined below);

D. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which, among other things: (i) the Merger Sub shall merge with and into the Purchaser, with the Purchaser continuing as the surviving entity as a subsidiary of Pubco (the “Merger”), and with security holders of Purchaser receiving substantially equivalent securities of Pubco, and; (ii) the Sellers shall contribute all of their right title and interest in and to the Company Interests to Pubco with Sellers receiving shares of common stock of Pubco, and as a result of which each Operating Company will become a wholly-owned subsidiary of Pubco and (iii) Pubco will become a publicly traded company;

E. The boards of directors of Pubco, the Purchaser and the Merger Sub have each (i) determined that the Merger is fair, advisable and in the best interests of their respective companies and equity holders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger;

F. Promptly following the execution and delivery of this Agreement, the Sellers and the Sponsor will have each entered into a Lock-Up Agreement with Pubco, the Purchaser and the Purchaser Representative, in a form reasonably acceptable to each of the Sellers, Pubco and Sponsor (each, a “Lock-Up Agreement”), each of which Lock-Up Agreements shall become effective as of the Effective Time;

G. Promptly following the execution and delivery of this Agreement, the Founders will have each entered into a Non-Competition and Non-Solicitation Agreement in favor of Pubco, and each Operating Company, in a form reasonably acceptable to each of the Founders and Pubco (each, a “Non-Competition Agreement”), each of which Non-Competition Agreements shall become effective as of the Effective Time; provided that it is acknowledged and agreed that nothing contained in the Non-Competition Agreement shall prohibit or restrict either Founder (or any of their or their respective Affiliates) from engaging in any business relations or other activities with American Rag Cie, Swiss Brands LLC or any of their respective brands or Subsidiaries;

H. Promptly following the execution and delivery of this Agreement, the Sellers shall enter into a Registration Rights Agreement with Pubco in a form reasonably acceptable to each of the Sellers and Pubco (each, a “Registration Rights Agreement”);

I. Prior to the Closing, Pubco, the Purchaser and the Purchaser Representative shall enter into an amendment to the Registration Rights Agreement, dated as of February 10, 2022 (the “Founder Registration Rights Agreement”), by and among the Purchaser, the Purchaser Representative and the IPO Underwriter in a form reasonably acceptable to the Purchaser Representative and the Seller Representative (the “Founder Registration Rights Amendment”), pursuant to which Pubco shall assume the rights and obligations of the Purchaser under the Founder Registration Rights Agreement, which Founder Registration Rights Amendment shall become effective as of the Effective Time; and

J. Certain capitalized terms used and not otherwise defined herein have the meanings given to them in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER and share CONTRIBUTION

1.1 The Merger.

(a) Generally. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the DGCL, the Merger Sub and the Purchaser shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Purchaser, following which the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving corporation in the Merger as a subsidiary of Pubco. The Purchaser as the surviving corporation after the Merger is hereinafter sometimes referred to as “Surviving Subsidiary” (provided, that references to the Purchaser herein for periods after the Effective Time shall include the Surviving Subsidiary).

(b) Effective Time. Subject to the conditions of this Agreement, the Parties shall cause the Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Seller Representative and Purchaser (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, with the Merger to be consummated and effective simultaneously at 12:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Seller Representative and Purchaser and specified in the Certificate of Merger (the “Effective Time”).

(c) Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, agreements, privileges, powers and franchises of Merger Sub shall vest in the Surviving Subsidiary, and all debts, liabilities, obligations and duties of Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Subsidiary, including in each case the rights and obligations of each such Party under this Agreement and the Ancillary Documents from and after the Effective Time.

(d) Governing Documents. At the Effective Time, the certificate of incorporation and bylaws of Merger Sub shall become the certificate of incorporation and bylaws of the Surviving Subsidiary.

(e) Directors and Officers of the Surviving Subsidiary. At the Effective Time, the board of directors and executive officers of the Surviving Subsidiary shall be the board of directors and executive officers of Pubco, after giving effect to Section 6.17, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Subsidiary until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal.

(f) Effect of the Merger on Issued and Outstanding Securities of Purchaser and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party:

(i) Purchaser Units. At the Effective Time, every issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one share of Purchaser Class A Common Stock and one Purchaser Public Warrant in accordance with the terms of the Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.1(f) below.

(ii) Purchaser Common Stock. At the Effective Time, each issued and outstanding share of Purchaser Common Stock (other than those described in Section 1.1(f)(iv) below, but including those described in Section 1.1(f)(i) above) shall be converted automatically into and thereafter represent the right to receive one (1) share of Pubco Common Stock, following which, all shares of Purchaser Common Stock shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing shares of Purchaser Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as provided herein or by Law.

(iii) Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of shares of Purchaser Class A Common Stock. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Warrants.

(iv) Treasury Stock. At the Effective Time, if there are any shares of capital stock of Purchaser that are owned by Purchaser as treasury shares or by any direct or indirect Subsidiary of Purchaser, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(v) Merger Sub Stock. At the Effective Time, each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of shares of common stock of the Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Subsidiary.

(g) Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of any Purchaser Party, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

(h) Exchange Procedures.

(i) At the Effective Time, the holders of shares of Purchaser Common Stock will surrender their stock certificates or other instruments representing the Purchaser Common Stock (collectively, the “Purchaser Certificates”), or in the case of a lost, stolen or destroyed Purchaser Certificate, upon delivery of Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.1(h)(vii), to Pubco for cancellation together with any related documentation reasonably requested by Pubco and/or the Seller Representative in connection therewith.

(ii) All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Purchaser Securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the shares of Pubco Common Stock and Pubco Warrants so issued in exchange. To the extent that any shares of Purchaser Common Stock are represented by Purchaser Certificates, the holders of such Purchaser Common Stock will be provided a customary letter of transmittal by the Purchaser to send their Purchaser Certificates (or in the case of a lost, stolen or destroyed Purchaser Certificate, a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.1(h)(vii)) to the transfer agent for the shares of Pubco Common Stock, which shall be the same as the transfer agent for Purchaser Common Stock, and such transfer agent will, upon receipt of completed documentation, issue the shares of Pubco Common Stock that are issuable in respect of the holder’s Purchaser Common Stock. To the extent that any Purchaser Securities are held in book entry, the issuance of shares of Pubco Common Stock and Pubco Warrants will automatically be made by the transfer agent and warrant agent.

(iii) Certificates representing the shares of Pubco Common Stock shall be issued to the holders of Purchaser Common Stock upon surrender of the Purchaser Certificates as provided for herein or otherwise agreed by the Purchaser and the Seller Representatives. Upon surrender of the Purchaser Certificates (or in the case of a lost, stolen or destroyed Purchaser Certificate, upon delivery of a Lost Certificate Affidavit (and indemnity, if required) in the manner provided in Section 1.1(h)(vii)) for cancellation to Pubco or to such other agent or agents as may be appointed by Pubco, Pubco shall issue, or cause to be issued, to each holder of Purchaser Certificates such certificates representing the number of shares of Pubco Common Stock for which their shares of Purchaser Common Stock, are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.1(h)(vi), and the Purchaser Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Purchaser Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable portion of the consideration described in Section 1.1(f).

(iv) If certificates representing the shares of Pubco Common Stock are to be issued in a name other than that in which Purchaser Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that Purchaser Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Pubco or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates representing the shares of Pubco Common Stock in any name other than that of the registered holder of the Purchaser Certificates surrendered, or established to the satisfaction of Pubco or any agent designated by it that such tax has been paid or is not payable.

(v) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

(vi) No dividends or other distributions declared or made after the date of this Agreement with respect to Pubco Common Stock with a record date after the Effective Time will be paid to the holders of any Purchaser Certificates that have not yet been surrendered with respect to the shares of Pubco Common Stock to be issued upon surrender thereof until the holders of record of such Purchaser Certificates shall surrender such certificates. Subject to applicable Law, following surrender of any such Purchaser Certificates, Pubco shall promptly deliver to the record holders thereof, without interest, the certificates representing the shares of Pubco Common Stock issued in exchange therefor and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Pubco Common Stock.

(vii) In the event any Purchaser Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (a “Lost Certificate Affidavit”) by the Person claiming such Purchaser Certificate to be lost, stolen or destroyed and, if required by Pubco, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Pubco as indemnity against any claim that may be made against it with respect to such Purchaser Certificate, Pubco will issue or cause to be issued the number of shares of Pubco Common Stock for which such lost, stolen or destroyed Company Certificates or Purchaser Certificates are exchangeable at the Effective Time and any dividends or distributions payable pursuant to Section 1.1(h)(vi).

1.2 Company Interest Contribution.

(a) Subject to the satisfaction of the terms and conditions set forth herein, at the Closing (as hereinafter defined), each Seller shall transfer, assign, and contribute to Pubco all of such Seller’s right, title and interest in and to the Company Interests owned by such Seller free and clear of all Liens other than Liens imposed by federal and state securities laws and the Organizational Documents of each Operating Company (the “Seller CI Permitted Encumbrances”) in exchange for the consideration described in Section 1.2(b) (such transaction, the “Equity Contribution”).

(b) The aggregate consideration to be paid to Sellers pursuant to the Equity Contribution shall be an amount equal to Six Hundred Thirty-Two Million U.S. Dollars ($632,000,000) (the “Contribution Consideration”), with the Sellers receiving an aggregate amount of shares of Pubco Common Stock determined by dividing the Contribution Consideration by $10 (the “Aggregate Seller Share Amount”). Prior to the Closing, the Sellers shall deliver an executed written directive setting forth the portion of the Aggregate Share Amount to be received by each Seller (the “Consideration Directive”).

(c) At the Closing, (i) each Seller will execute assignments in customary form transferring the Company Interests owned by such Seller to Pubco (the “Assignments”) together with any related documentation reasonably requested by the Purchaser in connection therewith and (ii) Pubco shall issue certificates representing the shares of Pubco Common Stock issuable to the each Seller in accordance with the Consideration Directive.

1.3 Amended Pubco Organizational Documents. Effective upon the Effective Time, Pubco shall amend and restate its Certificate of Incorporation and Bylaws to read as set forth in substantially the forms of which shall be reasonably acceptable to the Purchaser Representative and the Seller Representative (the “Amended Pubco Organizational Documents”), which shall, among other matters, amend Pubco’s Organizational Documents to (i) provide that the name of Pubco shall be changed to “SVES, Inc.”, or such other name as mutually agreed to by the Purchaser and Seller Representative, (ii) provide for the size and structure of the Post-Closing Purchaser Board in accordance with Section 6.17, and (iii) otherwise be appropriate for a public company listed on Nasdaq.

1.4 Tax Consequences. The Parties hereby agree and acknowledge that, for U.S. federal income tax purposes, the Merger and the Equity Contribution, taken together and collectively with any other issuances of Pubco stock under the terms of this Agreement, are intended to qualify as exchanges described in Section 351 of the Code (the “Intended Tax Treatment”). The Parties hereby agree to file all Tax and other informational returns on a basis consistent with the Intended Tax Treatment. Each of the Parties acknowledges and agrees that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

1.5 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Merger Sub the then current officers and directors of the Purchaser, Pubco and the Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and shall take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
CLOSING

2.1 Closing Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105 or remotely by electronic exchange of signatures, on a date and at a time to be agreed upon by Purchaser and the Seller Representative, which date shall be no later than the second (2nd) Business Day after all the conditions to the Closing set forth in this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Seller Representative may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser Parties to the Sellers, the Founders and the Operating Companies on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser Parties, jointly and not severally, represent and warrant to the Sellers, as of the date hereof, as follows:

3.1 Organization and Standing. The Purchaser is a company duly incorporated, validly existing and in good standing under the Laws of Delaware. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Sellers accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Purchaser Stockholder Approval. The execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser, and (b) other than the Required Purchaser Stockholder Approval, no other corporate proceedings, votes or consents on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described on Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings set forth on Schedule 3.3, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described on Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a) or (c) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) Purchaser is authorized to issue 111,000,000 shares, of which 100,000,000 shares are Purchaser Class A Common Stock, 10,000,000 are shares of Purchaser Class B Common Stock, and 1,000,000 shares are Purchaser Preferred Stock. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 3.5(a). As of the date of this Agreement, there are no issued or outstanding Purchaser Preferred Stock. All outstanding Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

(b) Except as set forth on Schedule 3.5(a) or Schedule 3.5(c), there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares or any other equity securities of Purchaser or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares (or other equity securities) or securities convertible into or exchangeable for such shares (or other equity securities), or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any capital shares or securities of the Purchaser. Other than any redemption of Public Stockholders conducted in connection with an Extension (an “Extension Redemption”) or the Closing Redemption (any of an Extension Redemption or a Closing Redemption, a “Redemption”) on the terms and conditions set forth in the Purchaser Organizational Documents, or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares or other equity securities of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 3.5(c), there are no shareholders’ agreements, voting trusts or other agreements or understandings to which Purchaser is a party or of which it has Knowledge with respect to the voting of any shares of the Purchaser.

(c) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(d) Except as set forth on Schedule 3.5(d), since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

(e) Prior to giving effect to the Merger, the Purchaser owns all of the issued and outstanding capital stock of Pubco, and other than Pubco and the Merger Sub, the Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Sellers copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) the Purchaser’s historical accounting of the Purchaser Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC, (B) the Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (C) the Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (A) through (C), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, and the Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of the Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, except as set forth on Schedule 3.6(a) or as provided for in Section 6.13(a), (1) the Purchaser Units, the Purchaser Class A Common Stock and the Purchaser Public Warrants are listed on Nasdaq, (2) the Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing of the Purchaser Securities, (3) there are no Actions pending or, to the Knowledge of the Purchaser Parties, threatened against the Purchaser by the Financial Industry Regulatory Authority to suspend, prohibit or terminate the quoting of the Purchaser Securities on the Nasdaq, (4) the Purchaser is in material compliance with the applicable listing rules and regulations of the Nasdaq and (5) Purchaser and the Purchaser Securities are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except for any SEC SPAC Accounting Changes or except to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. There are no outstanding loans or other extensions of credit made by Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Purchaser, and Purchaser has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) Neither Purchaser (including, to the Knowledge of Purchaser, any employee thereof) nor Purchaser’s independent auditors has identified or been made aware of (i) any fraud that involves Purchaser’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Purchaser or (ii) any claim or allegation regarding any of the foregoing.

(e) Except as set forth on Schedule 3.6(e), as of the date hereof, there are no outstanding comments from the SEC with respect to the SEC Reports. To the Knowledge of the Purchaser Parties, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) No Purchaser Party has Knowledge of any fact or circumstance that would reasonably be expected to prevent the Merger and the Equity Contribution from qualifying as a transaction described in Section 351 of the Code.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any Intellectual Property. The Purchaser does not own or lease any real property or Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $100,000, (ii) may not be cancelled by the Purchaser on less than sixty (60) days’ prior notice without payment of a penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Purchaser as its business is currently conducted, any acquisition of material property by the Purchaser, or restricts in any material respect the ability of the Purchaser from engaging in in a business as currently conducted by the Operating Companies or compete with any other Person (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Sellers other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

3.16 Finders and Brokers. Except as set forth on Schedule 3.17, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Certain Business Practices.

(a) Neither the Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Sellers. All premiums due and payable under all such insurance policies have been timely paid and the Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser. The Purchaser has each reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on the Purchaser.

3.19 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Target Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Target Companies for the Registration Statement; and (b) none of the Sellers, the Target Companies nor their respective Representatives have made any representation or warranty as to the Target Companies, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Target Companies for the Registration Statement.

3.20 Trust Account. As of December 28, 2022, there was approximately $1.6 million held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, the Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in U.S. government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. The Purchaser has performed all material obligations required to be performed by it to date, and is not in material default or breach, under the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Purchaser and, to the Knowledge of the Purchaser, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. Except to the extent necessary in connection with any Extensions, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by the Purchaser to be inaccurate in any material respect or that would entitle any Person (other than Public Stockholders who shall have elected to redeem their shares of Purchaser Class A Common Stock pursuant to the Purchaser’s Organizational Documents and the underwriters of the IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. The Purchaser does not have Knowledge that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Purchaser on the Closing Date. There are no Actions pending or to the Knowledge of the Purchaser Parties, threatened with respect to the Trust Account. The Purchaser has not released any money from the Trust Account other than to pay Taxes from any interest income earned in the Trust Account in accordance with the Trust Agreement and for prior redemptions of Purchaser Class A Common Stock by Public Stockholders in connection with prior amendments to the Purchaser’s Organizational Documents to extend its deadline to consummate a Business Combination. As of the Effective Time, the obligations of the Purchaser to dissolve or liquidate pursuant to the Purchaser’s Organizational Documents shall terminate and the Purchaser shall have no obligation whatsoever pursuant to the Purchaser’s Organizational Documents to dissolve and liquidate the assets of the Purchaser by reason of the consummation of the transactions contemplated herein. Following the Effective Time, no shareholders of the Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholders shall have elected to tender its shares of Purchaser Class A Common Stock for redemption pursuant to any Redemption in compliance with the Purchaser’s Organizational Documents.

3.21 No Other Representations. Except for the representations and warranties expressly made by the Purchaser in this Article III (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, neither the Purchaser nor any other Person on its behalf makes any express or implied representation or warranty with respect to the Purchaser or its business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Purchaser hereby expressly disclaims any other representations or warranties, whether implied or made by the Purchaser or any of its Representatives. Except for the representations and warranties expressly made by the Purchaser in this Article III and Article IV (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, the Purchaser hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Sellers or any of their respective Representatives by any Representative of the Purchaser), including any representations or warranties regarding the probable success or profitability of the businesses of the Purchaser.

Article IV
REPRESENTATIONS AND WARRANTIES OF PUBCO AND THE MERGER SUB

Except as set forth in the Purchaser Disclosure Schedules, each of the Purchaser Parties, jointly and not severally, represents and warrants to the Sellers, as of the date hereof, as follows:

4.1 Organization and Standing. Pubco and Merger Sub are each corporations duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Pubco and the Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and the Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not individually or in the aggregate reasonably be expected to have a material impact on the ability of Pubco or Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party. Pubco has heretofore made available to the Sellers accurate and complete copies of the Organizational Documents of Pubco and the Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Subject to the adoption of the Amended Pubco Organizational Documents, each of Pubco and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors of Pubco and the Merger Sub and by the Purchaser and Pubco in their capacities as the sole stockholder of Pubco and the Merger Sub, respectively, and there are no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the adoption of the Amended Pubco Organizational Documents), on the part of Pubco or the Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or the Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

4.3 Governmental Approvals. Except as otherwise set forth on Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Pubco or the Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.4 Non-Contravention. The execution and delivery by Pubco and the Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of such Party under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a) or (c) that would not reasonably be expected to have a material impact on the ability of Pubco or any Merger Sub to consummate the transactions contemplated by this Agreement and the Ancillary Documents to which it is a party.

4.5 Capitalization. Prior to giving effect to the Merger, the Equity Contribution and the Amended Purchaser Organizational Documents, (i) Pubco is authorized to issue 1,000 shares of Pubco Common Stock, of which 1,000 shares are issued and outstanding, and all of which are owned by the Purchaser and (ii) Merger Sub is authorized to issue 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding, and all of which are owned by Pubco. Prior to giving effect to the Merger and the Equity Contribution, other than Pubco’s ownership of the Merger Sub, Pubco and the Merger Sub do not have any Subsidiaries or own any equity interests in any other Person. All of the issued and outstanding equity securities of Pubco and the Merger Sub have been duly authorized and validly issued, and are fully paid and non-assessable. No Person other than Purchaser has any rights with respect to such equity securities of Pubco, and no Person other than Pubco has any rights with respect to such equity securities of Merger Sub, and no such rights arise by virtue of or in connection with the Merger and the other transactions contemplated by this Agreement.

4.6 Ownership of Merger Consideration. All shares of Pubco Common Stock to be issued and delivered to Sellers in the Equity Contribution and to the security holders of Purchaser in accordance with Article I shall be, upon issuance and delivery of such Pubco Common Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, any applicable Lock-Up Agreement and any Liens incurred by such Seller or security holder of Purchaser, as applicable, and the issuance and sale of such Pubco Common Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

4.7 Pubco and Merger Sub Activities. Since their formation, Pubco and the Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own directly or indirectly any ownership, equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of the Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the transactions contemplated hereby and thereby, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and the Merger Sub are not party to or bound by any Contract.

4.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser Parties or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or the Merger Sub.

4.9 Investment Company Act. As of the date of this Agreement, Pubco is not an “investment company”, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meanings of the Investment Company Act.

4.10 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser Parties, threatened Action to which Pubco and/or Merger Sub is subject which would reasonably be expected to have a Material Adverse Effect on Pubco and/or Merger Sub. There is no material Action that Pubco and/or Merger Sub has pending against any other Person. Neither Pubco nor Merger Sub is subject to any material Orders of any Governmental Authority, nor are any such Orders pending.

4.11 No Other Representations. Except for the representations and warranties expressly made by Pubco and Merger Sub in this Article IV (as modified by the Purchaser Disclosure Schedules) or as expressly set forth in an Ancillary Document, none of Pubco or Merger Sub or any of their respective Representatives makes any express or implied representation or warranty with respect to Pubco or the Merger Sub or their respective businesses, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and each of Pubco and Merger Sub hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco or Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Pubco and Merger Sub in Article III and this Article IV (as modified by the Purchaser Disclosure Schedules) or in an Ancillary Document, each of the Pubco and the Merger Sub hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Sellers or any of their respective Representatives by any Representative of the Pubco or a Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of the Pubco or the Merger Sub.

Article V
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the disclosure schedules delivered by the Sellers to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Sellers, severally and not jointly (with each Seller being liable for its pro rata portion of the Aggregate Seller Share Amount received by such Seller and provided further that any losses arising from a breach of any representation as to a Seller in its capacity as a Seller shall be borne solely by the breaching Seller), hereby represent and warrant to the Purchaser Parties, as of the date hereof as follows:

5.1 Organization and Standing.

(a) Each Operating Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of an Operating Company is a limited liability company or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 5.1 lists all jurisdictions in which any Target Company is qualified to conduct business, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense and all names other than its legal name under which any Target Company does business. The Sellers have provided to the Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect.

(b) Each Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. Each Seller is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered.

5.2 Authorization; Binding Agreement.

(a) Each Target Company has all requisite power and authority to execute and deliver this Agreement (if applicable) and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement (if applicable) and each Ancillary Document to which a Target Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Target Company’s members in accordance with such Target Company’s Organizational Documents, applicable Law or any Contract to which such Target Company is a party or by which it or its securities are bound and (b) no other company proceedings on the part of a Target Company are necessary to authorize the execution and delivery of this Agreement (if applicable) and each Ancillary Document to which such Target Company is a party or to consummate the transactions contemplated hereby and thereby. This Agreement (if applicable) and each Ancillary Document to which a Target Company is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Target Company and assuming the due authorization, execution and delivery of this Agreement (if applicable) and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Target Company, enforceable against such Target Company in accordance with its terms, subject to the Enforceability Exceptions.

(b) Each Seller has all requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and each Ancillary Document to which a Seller is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the applicable Seller’s members in accordance with such Seller’s Organizational Documents, applicable Law or any Contract to which such Seller is a party or by which it or its securities are bound and (b) no other company proceedings on the part of a Seller are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which such Seller is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and each Ancillary Document to which a Seller is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Target Company in accordance with its terms, subject to the Enforceability Exceptions.

(c) Each Founder has all requisite capacity, power and authority to execute and deliver this Agreement and each Ancillary Document to which such Founder is or is required to be a party, to perform such Founder’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Founder is or is required to be a party shall be when delivered, duly and validly executed and delivered by such Founder and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Founder in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Capitalization.

(a) As of the date hereof, the authorized Company Interests of each Operating Company are as set forth on Schedule 5.3(a). Prior to giving effect to the transactions contemplated by this Agreement, all of the issued and outstanding Company Interests and other equity interests of each Operating Company are set forth on Schedule 5.3(a) along with the beneficial and record owners thereof, all of which are owned free and clear of any Liens other than the Seller Permitted CI Liens. All of the outstanding Company Interests have been duly authorized and are fully paid and were not issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Organizational Documents of each Operating Company or any Contract to which an Operating Company is a party or by which it or its securities are bound. No Operating Company holds any units or other equity interests of such Operating Company in its treasury. None of the outstanding Company Interests were issued in violation of any applicable securities Laws.

(b) Other than as set forth on Schedule 5.3(b), there are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which an Operating Company, to the Knowledge of the Sellers, is a party or is bound relating to any equity securities of an Operating Company, whether or not outstanding. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to an Operating Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, member agreements or any other agreements or understandings with respect to the voting of the Company Interests. Except as set forth in the Organizational Documents of each Operating Company, there are no outstanding contractual obligations of an Operating Company to repurchase, redeem or otherwise acquire any equity interests or securities of such Operating Company, nor has an Operating Company granted any registration rights to any Person with respect to the Company Interests. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of an Operating Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of such Operating Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since January 1, 2022, no Operating Company has declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any Company Interests, and the board of managers of each Operating Company has not authorized any of the foregoing.

5.4 Subsidiaries. Schedule 5.4 sets forth the name of each Subsidiary of each Operating Company, and with respect to each Subsidiary (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and the record holders and beneficial owners thereof and (d) its Tax election to be treated as a corporate or a disregarded entity under the Code and any state or applicable non-U.S. Tax laws, if any. All of the outstanding equity securities of each Subsidiary of each Operating Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, and owned by one or more of Target Companies free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents and federal and state securities Laws). There are no Contracts to which an Operating Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of any Operating Company other than the Organizational Documents of any such Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of an Operating Company is a party or which are binding upon any Subsidiary of an Operating Company providing for the issuance or redemption of any equity interests of any Subsidiary of an Operating Company. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of an Operating Company. No Subsidiary of an Operating Company has any limitation, whether by Contract, Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or repay any debt owed to another Target Company. Except for the equity interests of the Subsidiaries listed on Schedule 5.4, no Operating Company owns or has any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person. None of the Target Companies is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of a Target Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.5 Governmental Approvals. Except as otherwise described on Schedule 5.5, no Consent of or with any Governmental Authority on the part of a Seller or any Target Company is required to be obtained or made in connection with the execution, delivery or performance by an Operating Company of any Ancillary Documents to which it is a party or the consummation by of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws or (c) where the failure to obtain or make such Consents or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby, in any case, in any material respect.

5.6 Non-Contravention.

(a) Except as otherwise described on Schedule 5.6, the execution and delivery by an Operating Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of any Target Company under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the Target Companies, taken as a whole, or their respective abilities to perform their obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

(b) Except as otherwise described on Schedule 5.6, the execution and delivery by such Seller of this Agreement and each Ancillary Document to which such Seller is or is required to be a party or otherwise bound, and the consummation by such Seller of the transactions contemplated hereby and thereby and compliance by such Seller with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of such Seller’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Seller or any of its Company Interests, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the Company Interests owned by such Seller, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract entered into by or binding upon such Seller, except for any deviations from any of the foregoing clauses (a) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon such Seller or its ability to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

(c) Except as otherwise described on Schedule 5.6, the execution and delivery by such Founder of this Agreement and each Ancillary Document to which such Founder is or is required to be a party or otherwise bound, and the consummation by such Founder of the transactions contemplated hereby and thereby and compliance by such Founder with any of the provisions hereof and thereof, will not (a) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Founder or any of its assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Founder under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (vii) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Contract entered into or binding upon such Founder, except for any deviations from any of the foregoing clauses (a) or (c) that would not, individually or in the aggregate, have or reasonably be expected to have a material and adverse effect upon the such Seller or its ability to perform its obligations under this Agreement or the Ancillary Documents or consummate the transactions contemplated hereby or thereby.

5.7 Financial Statements.

(a) As used herein, the term “Company Financials” means the (i) unaudited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022 (the “Interim Balance Sheet Date”), December 31, 2021 and December 31, 2020, and the related consolidated unaudited income statements, for the fiscal years then ended. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (ii) have been prepared in accordance with the past practice of the Target Companies and (iii) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. The Audited Financial Statements, when delivered in accordance with Section 6.2, will (X) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein, (Y) have been prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for GAAP and exclude year-end adjustments which will not be material in nature or amount ), and (Z) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated.

(b) Each Target Company maintains, in all material respects, accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. In the past five (5) years, no Target Company or its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) The Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. No Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 5.7(d), no Target Company is subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Operating Companies and their respective Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Laws).

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Sellers to the Purchaser, Pubco or their respective Representatives were prepared in good faith using assumptions that the Sellers believe to be reasonable.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and to the Sellers’ Knowledge, represent valid obligations to a Target Company arising from its business. To the Sellers’ Knowledge, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Sellers, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since the Interim Balance Sheet Date, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.4 (without giving effect to Schedule 6.4) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9 Compliance with Laws. No Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, since January 1, 2018, any written or, to the Knowledge of the Sellers, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

5.10 Company Permits. Each Target Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with any Target Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted and as currently contemplated to be conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Sellers have made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 5.10. All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Sellers’ Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit, and no Target Company has received any written or, to the Knowledge of the Sellers, oral notice of any Actions relating to the revocation or modification of any Company Permit.

5.11 Litigation. Except as described on Schedule 5.11, there is no (a) Action of any nature currently pending or, to the Sellers’ Knowledge, threatened (and no such Action has been brought or, to the Sellers’ Knowledge, threatened in the past five (5) years); or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in case of either (a) or (b) by or against any Target Company, its current or former managers, officers or equity holders (provided, that any litigation involving the managers, officers or equity holders of a Target Company must be related to the Target Company’s business, equity securities or assets), its business, equity securities or assets. To the Sellers’ Knowledge, the items listed on Schedule 5.11, if finally determined adversely to the Target Companies, will not have, either individually or in the aggregate, a Material Adverse Effect upon any Target Company. In the past five (5) years, to the Sellers’ Knowledge, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Sellers have made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of any Target Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $200,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, calls for aggregate payments to or receipts by the Target Companies under such Contract or Contracts of at least $100,000 per year or $300,000 in the aggregate;

(viii)   is with any Top Customer or Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

(x) is between any Target Company and any directors, managers, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $100,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has outstanding obligations (other than customary confidentiality obligations);

(xiii)   provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney;

(xiv)   relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Target Company, other than Off-the-Shelf Software;

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by a Target Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if such Target Company was the registrant; or

(xvi) is otherwise material to any Target Company and outside of the ordinary course of business and not described in clauses (i) through (xv) above.

(b) Except as disclosed on Schedule 5.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Sellers, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract in any material respect; (iii) no Target Company is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Sellers, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written or, to the Sellers’ Knowledge, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect any Target Company in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for commercially available Software on terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company in the last three (3) years, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a Patent or pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Target Companies have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 5.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and such Target Company has recorded assignments of all Company Registered IP with any applicable Governmental Authorities.

(b) To the Sellers’ Knowledge, each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Sellers, is any other party thereto, in material breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a material default thereunder. The use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid, in force and all required fees and maintenance and/or renewal fees having been paid with no Actions pending other than office actions that may be issued by the applicable Governmental Authority in the ordinary course of filing and prosecuting such applications. To the Seller’s knowledge, each Target Company that is a named owner of any Patent or Patent application in the Company Registered IP has, or such Target Company’s Representatives have, disclosed all material prior art to any applicable Governmental Authorities in connection with the prosecution of such Patents or Patent application. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) Schedule 5.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which a Target Company is the licensor (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to a Target Company, if any. Each Target Company has performed all material obligations imposed on it in the Outbound IP Licenses, and such Target Company is not, nor, to the Knowledge of the Sellers, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Sellers’ Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned by the Target Companies, nor, to the Knowledge of the Sellers, is there any reasonable basis for any such Action. No Target Company has received any written or, to the Knowledge of the Sellers, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Sellers is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Sellers’ Knowledge, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Sellers, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Sellers’ Knowledge, no third party is currently, or in the past three (3) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned by any Target Company (“Company IP”) in any material respect.

(e) All officers, employees and independent contractors of a Target Company have assigned to such Target Company all Intellectual Property arising from the services performed for such Target Company by such Persons. No current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by such Target Company. To the Knowledge of the Sellers, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Sellers has made available to the Purchaser true and complete copies of all written Contracts under which officers, employees and independent contractors assigned the above described Intellectual Property to a Target Company. To the Sellers’ Knowledge, none of the employees of a Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of such Target Company, or that would materially conflict with the business of such Target Company as presently conducted or contemplated to be conducted.

(f) To the Knowledge of the Sellers, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Sellers, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Target Company. Each Target Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. The operation of the business of the Target Companies does not violate any Law regarding the privacy or publicity of information of any third Person, or constitute unfair competition or trade practices under applicable Law.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Company IP, or (ii) any Company IP License. Following the Closing, each Target Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of such Target Company’s rights under such Contracts or Company IP Licenses to the same extent that such Target Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which such Target Company would otherwise be required to pay in the absence of such transactions.

5.14 Taxes and Returns. Except as set forth in Schedule 5.14:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied with all applicable Laws relating to Taxes.

(b) There is no Action currently pending or, to the Knowledge of the Sellers, threatened against a Target Company by a Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Sellers orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Taxes, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability or potential Liability for the Taxes of another Person (other than another Target Company) that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on any Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) Each Target Company has been classified either as a disregarded entity or as a partnership for U.S. federal income Tax purposes (and, where applicable, state and/or local income Tax purposes) at all times since such Target Company’s date of formation. No such Target Company has made an election to be treated as an association taxable as a corporation for U.S. federal income Tax purposes (or, where applicable, state and/or local income Tax purposes).

(l) No Target Company is aware of any fact or circumstance that would reasonably be expected to prevent the Mergers from qualifying as a transaction described in Section 351 of the Code.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of such Target Company, and of all current leases and lease guarantees and any other agreements regarding the use or possession of any real property, including all amendments and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Sellers have provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms (subject to the Enforceability Exceptions) against the applicable Target Company and to the Sellers’ Knowledge, the other parties thereto and are in full force and effect. To the Knowledge of the Sellers, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. No Target Company owns or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000) is set forth on Schedule 5.16, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and any other agreements regarding the use of possession of Personal Property with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000), including all amendments, modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth on Schedule 5.16, all such items of Personal Property set forth on Schedule 5.16 are in good operating condition and repair (reasonable wear and tear excepted), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to a Target Company. The Sellers have provided to the Purchaser a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable (subject to the Enforceability Exceptions) against the applicable Target Company and to the Sellers’ Knowledge, the other parties thereto in accordance with their terms and are in full force and effect. To the Knowledge of the Sellers, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of a Target Company or any other party under any of the Company Personal Property Leases, and no Target Company has received written notice of any such condition.

5.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 5.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies (i) constitute all of the assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted and presently proposed to be conducted; and (ii) when taken together, are adequate and sufficient for the operation of the businesses of the Target Companies as currently conducted and as presently proposed to be conducted.

5.18 Employee Matters.

(a) No Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company, and the Sellers have no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Sellers, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 5.18(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Sellers, threatened between any Target Company and employees of a Target Company. No current officer or employee of a Target Company has provided any Target Company written or, to the Sellers’ Knowledge, oral notice of his or her plan to terminate his or her employment with any Target Company. No material employee layoff, facility closure or shutdown (whether voluntary or by Law or Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Target Company employees has occurred since January 1, 2020, or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures. Since January 1, 2020, no Target Company has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.

(b) Each Target Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Sellers, oral notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing Laws, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business). There are no Actions pending or, to the Knowledge of the Sellers, threatened against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) The Purchaser has been provided with a complete and accurate list as of the date hereof of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2021 and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended December 31, 2022, a copy of which is included on Schedule 5.18(c). Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with a Target Company and each is employed “at will”, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Sellers’ Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 5.18(c), each Target Company employee has entered into such Target Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Sellers.

(d) The Purchaser has been provided with a list of all independent contractors (including consultants) engaged by any Target Company as of the date hereof, along the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person, a copy of which is included on Schedule 5.18(d). Except as set forth on Schedule 5.18(d) all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 5.18(d), each such independent contractor has entered into covenants regarding confidentiality, non-solicitation and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to the Purchaser by the Sellers. To the Sellers’ Knowledge and for the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by a Target Company are bona fide independent contractors and not employees of a Target Company. Each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19(a) is a true and complete list of each Benefit Plan of a Target Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. No Target Company is or has in the past been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does any Target Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No written statement or the to the Knowledge of the Sellers, oral statement, has been made by any Target Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Target Companies have requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. To the knowledge of the Sellers, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, manager, consultant or employee (or beneficiary thereof) of a Target Company, the Sellers have provided to Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; and (vii) the most recent actuarial valuation.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms, the Code and ERISA; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Sellers’ Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (v) all contributions and premiums due through the date hereof have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company Financials.

(e) No Company Benefit Plan is (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code) or (iv) otherwise subject to Title IV of ERISA or Section 412 of the Code. No Target Company nor any ERISA Affiliate has incurred any Liability or to the Knowledge of the Sellers, otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and to the Knowledge of the Sellers, no condition presently exists that is expected to cause such Liability to be incurred. No Target Company currently maintains or has ever maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)   There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280(G) or 162(m) of the Code would not be deductible by the Target Companies and no arrangement exists pursuant to which a Target Company will be required to “gross up” or otherwise compensate any Person because of the imposition of any excise tax on a payment to such Person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of a Target Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such Company Benefit Plan. Each Target Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code.

(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. No Target Company has incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i)   Except to the extent required by Section 4980B of the Code or similar state Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j)   Based on the language of each Company Benefit Plan, all Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Subsidiary or Pubco or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) is indicated as such in Schedule 5.19(k). No options to purchase Company Interests or any other equity-based awards have been issued or granted by a Target Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in material compliance, and is in documentary material compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. No Target Company has any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code. No payment to be made under any Section 409A Plan is, or to the Knowledge of the Sellers will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or Company Benefit Plan to which any Target Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

5.20 Environmental Matters. Except as set forth on Schedule 5.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”) and no Action is pending or, to the Sellers’ Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Sellers’ Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Sellers’ Knowledge, threatened against any Target Company or any assets of a Target Company alleging that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or to the Sellers’ Knowledge, would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. To the Sellers’ Knowledge, no fact, circumstance, or condition exists in respect of any Target Company or any property currently or formerly owned, operated, or leased by any Target Company that could reasonably be expected to result in a Target Company incurring any material Environmental Liabilities.

(e) To the Sellers’ Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or previously owned, operated, or leased property of a Target Company pending or threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Sellers, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Sellers have provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analyses and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of any Target Company which are in the possession of any Target Company.

5.21 Transactions with Related Persons. Except as set forth on Schedule 5.21, no Target Company or any of their respective Affiliates, or any officer, director, manager, employee or trustee of a Target Company or, to the Sellers’ Knowledge, any of their respective Affiliates, nor any Immediate Family Member (as hereinafter defined) of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors, managers or employees of a Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers, managers or employees of a Target Company) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, no Target Company has outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used by a Target Company in the business of such Target Company. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the Liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person. “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, life partner or similar statutorily-recognized domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships of a natural person referred to herein.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect, and (ii) will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. In the past five (5) years, no Target Company has received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 5.22(b) identifies each individual insurance claim in excess of $25,000 made by a Target Company in the past five (5) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim (as reasonably determined by the Sellers), except where such failure to report such a claim would not be reasonably likely to be material to the Target Companies. To the Knowledge of the Sellers, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. No Target Company has made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Product Warranty and Liability.

(a) Each product manufactured, sold or delivered by any Target Company in conducting its business has been in all material respects in conformity with all applicable Laws. To the Sellers’ Knowledge, no Target Company has any material liability for damages in connection therewith not reserved against in the Company Financials.

(b) To the Sellers’ Knowledge, no Target Company has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of a Target Company. No Target Company has committed any act or omission which would reasonably be expected to result in, and there has been no occurrence which would reasonably be expected to give rise to or form the basis of, any material product Liability or material Liability for breach of warranty (whether covered by insurance or not) on the part of a Target Company with respect to products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed or services rendered by or on behalf of a Target Company.

5.24 Intentionally Omitted.

5.25 Top Customers and Suppliers. Schedule 5.25 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended December 31, 2021 and (b) the period from January 1, 2022 through the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies, as a whole, (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies, as a whole (the “Top Suppliers”), along with the amounts of such dollar volumes. No Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Sellers’ Knowledge, intends to cancel or otherwise terminate, the relationship of such Person with a Target Company. No Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Sellers’ Knowledge, threatened to stop, decrease or limit materially, or to Sellers’ Knowledge, intends to modify materially, its relationship with a Target Company. To the Sellers’ Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to any Target Company or seek to exercise any remedy against any Target Company. No Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer. To the Sellers’ Knowledge, the consummation of the transactions contemplated in this Agreement will not adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

5.26 Inventory. None of the inventory of a Target Company is obsolete, worn out, or defective in any way, except for items that have been written off or written down to fair market value or for which adequate reserves have been established on the Company Financials. All inventory of the Target Companies is properly reflected on the Company Financials, has been acquired in bona fide transactions in the ordinary course of business, is current , has not expired and to the Sellers’ Knowledge is not subject to any setoff or counterclaim. To the Knowledge of the Sellers, as of the date of the Interim Balance Sheet, no Target Company has inflated, misappropriated, or misstated the value of its inventory of Personal Property.

5.27 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other local or foreign anti-corruption or bribery Law or (iii) made any other unlawful payment. No Target Company, nor any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have been conducted at all times in material compliance with anti-money laundering Laws in all applicable jurisdictions and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Sellers, threatened.

(c) No Target Company or any of their respective managers, members or officers, or, to the Knowledge of the Sellers, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any other Target Company or any other joint venture partner or Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar, Russia or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

5.28 Investment Company Act. No Target Company is an “investment company”, a Person directly or indirectly “controlled” by or acting on behalf of an “investment company” or required to register as an “investment company”, in each case within the meaning of the Investment Company Act.

5.29 Finders and Brokers. Except as set forth on Schedule 5.29, no Target Company has incurred or will incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.30 Independent Investigation. Each Seller has conducted such Seller’s own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of each Purchaser Party, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each Purchaser Party for such purpose. Each Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser Parties set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Sellers pursuant hereto; and (b) none of the Purchaser Parties or any of their respective Representatives have made any representation or warranty as to the Purchaser Parties or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to a Seller pursuant hereto.

5.31 Information Supplied. None of the information supplied or to be supplied by the Sellers or a Target Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Sellers or a Target Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no Seller or a Target Company makes any representation, warranty or covenant with respect to any information supplied by or on behalf of any Purchaser Party or their respective Affiliates.

5.32 Disclosure. No representations or warranties by the Sellers in this Agreement (as modified by the Company Disclosure Schedules) or the Ancillary Documents, (a) contains or will contain any untrue statement of a material fact, or (b) omits or will omit to state, when read in conjunction with all of the information contained in this Agreement, the Company Disclosure Schedules and the Ancillary Documents, any fact necessary to make the statements or facts contained therein not materially misleading.

5.33 No Other Representations. Except for the representations and warranties expressly made by the Sellers in this Article V (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, no Seller, Founder, Target Company or any other Person on their respective behalves makes any express or implied representation or warranty with respect to any of the Sellers, the Founders, the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Sellers hereby expressly disclaim any other representations or warranties, whether implied or made by a Seller, a Founder, a Target Company or any of their respective Representatives. Except for the representations and warranties expressly made by the Sellers in this Article V (as modified by the Company Disclosure Schedules) or in an Ancillary Document, each Seller, Founder and Target Company hereby expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser Parties or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser Parties or any of their respective Representatives by any Seller, a Founder, a Target Company or any of their respective Representatives), including any representations or warranties regarding the probable success or profitability of the businesses of the Target Companies.

Article VI
COVENANTS

6.1 Access and Information

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.14, the Sellers shall cause each Target Company and its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Target Companies, as the Purchaser or its Representatives may reasonably request regarding the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of a Target Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Target Companies.

(b) During the Interim Period, subject to Section 6.14, the Purchaser shall give, and shall cause its Representatives to give, the Sellers, the Target Companies and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser Parties or their respective Subsidiaries, as a Seller, a Target Company or their respective Representatives may reasonably request regarding the Purchaser Parties, their respective Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of a Purchaser Party’s Representatives to reasonably cooperate with a Seller, a Target Company and their respective Representatives in their investigation; provided, however, that the Sellers, the Target Companies and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser Parties or any of their respective Subsidiaries.

6.2 Delivery of Audited Company Financial Statements. As soon as reasonably practicable following the date of this Agreement but no later than April 7, 2023, the Seller Representative shall deliver to Purchaser the Audited Company Financials (as hereinafter defined); provided, that upon delivery of such Audited Company Financials as and when such Audited Company Financials have been signed by the Target Companies’ independent auditors in connection with the filing of the Registration Statement. “Audited Financial Statements” means the audited consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of December 31, 2022 and December 31, 2021, and the related consolidated income statements, changes in membership interests and statements of cash flow for the fiscal years then ended, each audited by PCAOB-qualified auditors in accordance with GAAP and PCAOB standards.

6.3 Due Diligence Period. Sellers shall use their good faith efforts to respond to the Purchaser Parties’ due diligence requests in a timely manner. Each Party agrees that (i) Purchaser shall have until 5:00 p.m. on March 15, 2023, to conduct additional due diligence (the “Due Diligence Period”) on the Target Companies to determine whether any facts exist that would result, individually or in the aggregate, in a reduction of the valuation of the Target Companies by an amount equal to or greater than five percent (5%) of the Contribution Consideration (such 5% reduction in valuation, a “Material Reduction”) and (ii) notwithstanding anything herein to the contrary, the Sellers, prior to 5:00 p.m. on February 21, 2023, shall deliver the Company Disclosure Schedules to the Purchaser. It is hereby acknowledged and agreed that all disclosures in the Company Disclosure Schedules delivered by the Sellers shall be deemed to modify and qualify all of the representations and warranties set forth herein for all purposes of this Agreement, subject to the Purchaser’s right to terminate this Agreement under this Section 6.3. On or prior to the expiration of the Due Diligence Period, if the Purchaser wishes to assert that a Material Reduction in the valuation of the Target Companies has been identified Purchaser shall deliver to the Seller Representative a written notice containing Purchaser’s good faith calculation of the Material Reduction in the valuation of the Target Companies in reasonable detail, including a list of each fact that Purchaser contends would result in such Material Reduction and the portion of the Material Reduction attributable to such fact (the “Reduction Notice”). If the Purchaser does not deliver a Reduction Notice in accordance with the terms and conditions of this Agreement, then the Purchaser on behalf of all of the Purchaser Parties shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6.2. If Seller Representative disagrees with any element of or fact or amount set forth in the Reduction Notice, Seller Representative shall deliver to Purchaser a statement setting forth its disagreement thereto in reasonable detail (a “Disagreement Statement”). If a Disagreement Statement is not delivered by Seller Representative within fifteen (15) Business Days of receipt of the Reduction Notice, then Sellers will have waived their right to contest the Reduction Notice and Purchaser may, in its sole discretion, terminate the Agreement pursuant to Section 8.1(g). If a Disagreement Statement is delivered within such fifteen (15) Business Day period, then Seller Representative and Purchaser shall negotiate in good faith to resolve all issues set forth in the Reduction Notice and in the Disagreement Statement for a period of thirty (30) days thereafter. If Seller Representative and Purchaser do not reach a final resolution within such thirty (30) day period, then the Parties shall refer the dispute to a valuation firm, which shall be Grant Thornton LLP or, if Grant Thornton LLP is not available, shall be an independent third-party valuation firm with no material current or prior business or personal relationship with any Party or their Affiliates which is mutually decided by the Purchaser and the Seller Representative (the “Valuation Firm”), for valuation purposes. Seller Representative and the Purchaser agree to execute, if requested by the Valuation Firm, a reasonable engagement letter with respect to the determination to be made by the Valuation Firm. All fees and expenses of the Valuation Firm will be borne one hundred percent (100%) by (i) Seller Representative, if the Valuation Firm determines that a Material Reduction exists; or (ii) Purchaser, if the Valuation Firm determines that a Material Reduction does not exist. Except as provided in the preceding sentence, all other costs and expenses incurred by the Parties in connection with the review and preparation of the Reduction Notice and Disagreement Statement and in connection with the review by the Valuation Firm shall be borne by the Purchaser Party or the Sellers based on who incurred such costs. The Valuation Firm will determine only those issues in the Reduction Notice or the Disagreement Statement that are still in dispute. The determination by the Valuation Firm will be based solely on presentations with respect to such disputed items by the Purchaser and Seller Representative and not on the Valuation Firm’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Valuation Firm by the Purchaser or the Seller Representative in connection with such presentations and any materials delivered to the Valuation Firm in response to requests by the Valuation Firm. Seller Representative and the Purchaser will use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Valuation Firm of the disputed items, and each of the Purchaser and the Seller Representative will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Valuation Firm. In deciding any matter, the Valuation Firm will be bound by the provisions of this Agreement. It is the intent of the Parties hereto that the activities of the Valuation Firm in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). Seller Representative and the Purchaser will request that the Valuation Firm’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error). If the Valuation Firm determines that there exists a Material Reduction, Purchaser may, in its sole discretion terminate the Agreement pursuant to Section 8.1(g).

6.4 Conduct of Business of the Target Companies. Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 6.4, the Sellers shall cause each Target Company not to (i) pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of the Company Interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any Company Interests other than in a manner and in amounts consistent with past practices; or (ii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person if such amendment, waiver or transaction is not on terms that are no less favorable to the Target Company than those that would be paid or agreed to by a third party in an arms’ length transaction under similar circumstances.

6.5 Conduct of Business of the Purchaser Parties.

(a) Unless the Seller Representative shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 6.5, each Purchaser Party shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to each Purchaser Party and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.4, nothing in this Agreement shall prohibit or restrict the Purchaser from extending, in accordance with Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), whether pursuant to exercise of automatic extension rights in accordance with Purchaser’s current Organizational Documents or by amendment of Purchaser’s Organizational Documents to extend such deadline, and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 6.5(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, as required by applicable Law (including COVID-19 Measures) or as set forth on Schedule 6.5, during the Interim Period, without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), each Purchaser Party shall not, and shall cause its Subsidiaries, not to:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities, restricted stock units, or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities (other than in connection with the Redemptions);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person provided that, this Section 6.5(b)(iv) shall not prevent the Purchaser (i) from incurring the Liabilities set forth on Schedule 6.5(b)(xvi) or (ii) from incurring Indebtedness of up to $1,000,000 to finance its ordinary course administrative costs and expenses;

(v) make or rescind any material election relating to Taxes, settle any Action, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

(vii) terminate, waive or assign any material right under any Purchaser Material Contract or any other material Contract to which it is party;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action brought by a third party relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Purchaser Party or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Liabilities or obligations other than in the ordinary course of business;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger and the transactions contemplated by this Agreement);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $50,000 individually or $100,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or the expenses as set forth on Schedule 6.5(b)(xvi);

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of equity securities; or

(xix) authorize or agree to do any of the foregoing actions.

6.6 Additional Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Sellers shall deliver to the Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such calendar month, quarterly fiscal period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate executed by an officer or member of each Target Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with the Company's past practice (but for all periods beginning after March 1, 2023, as such financial statements shall be prepared in accordance with GAAP), subject to year-end audit adjustments and excluding footnotes. From the date hereof through the Closing Date, the Sellers will also promptly deliver to the Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

6.7 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws.

6.8 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any written inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to a Target Company, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the Company Interests, in any case, whether such transaction takes the form of a sale of Company Interests, merger, consolidation, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Seller Representative and the Purchaser, directly or indirectly, (i) solicit, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding a Purchaser Party (other than the Purchaser Representative), a Target Company or any of their respective Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group (other than the Parties to this Agreement or their respective Representatives) with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. Upon the execution and delivery of this Agreement, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

6.9 No Trading. Each Seller acknowledges and agrees that it is aware, and that its Affiliates are aware (and each of their respective Representatives are aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities Laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) on a Person possessing material nonpublic information about a publicly traded company. Each Seller hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser, communicate such information to any third party, take any other action with respect to the Purchaser in violation of the Federal Securities Laws, or cause or intentionally encourage any third party to do any of the foregoing.

6.10 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.11 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement. Each Seller that owns any Company Interests of a Target Company agrees (i) to be present at each and any meeting of such Target Company’s members and vote (or consent to any action by written consent or resolution) (X) in favor of the transactions contemplated by this Agreement, the Ancillary Documents, any amendments to the Target Company’s Organizational Documents, and any other reasonable actions required in furtherance thereof (the “Transactions”); and (Y) against any Acquisition Proposal and any and all other proposals that could reasonably be expected to delay or impair the ability of any Target Company to consummate the Transactions; (ii) subject to the terms of this Agreement, to execute and deliver all related documentation and take such other action in support of the Transactions as shall be reasonably requested by Purchaser in order to carry out the terms and provisions of this Agreement and any Ancillary Document; (iii) to not (X) deposit any equity interests owned by such Seller in a voting trust or subject any equity interests to any arrangement or agreement with respect to the voting of such equity interests, unless specifically requested to do so by the Purchaser in connection with the Transactions, or (Y) make, or in any manner participate in, directly or indirectly, a solicitation of proxies or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote; (iv) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to the Transactions; (v) except as otherwise provided herein, not to transfer, offer for sale, sell, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of any equity interests in any Target Company; and (v) not to take any other action that would have the effect of preventing, impeding, interfering with or adversely affecting any Seller’s ability to perform its obligations under this Agreement or any Ancillary Document as of the Closing Date. Notwithstanding anything herein to the contrary, each Seller may Transfer all or any portion of its Company Interests to any Founder, any of such Founder's Immediate Family Members or any entity controlled by such Founder or such Founder's Immediate Family Members or a trust for the benefit of such Founder or his Immediate Family Members or any combination of the foregoing so long such recipient executes and delivers a joinder to this Agreement in a form reasonably satisfactory to the Purchaser agreeing to be bound by the terms and conditions of this Agreement as a Seller with respect to the Company Interests Transferred.

(b) During the Interim Period, each Party that is a party to the below agreements shall use commercially reasonable efforts with the other Parties party thereto to agree upon forms of all ancillary documents hereto, including but not limited to the Lock-Up Agreement, the Non-Competition Agreement, the Registration Rights Amendment, the Founder Registration Rights Amendment, the Amended Pubco Organizational Documents, and the Incentive Plan.

(c) In furtherance and not in limitation of this first sentence of Section 6.10(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense (unless otherwise set forth herein), with respect to the transactions contemplated hereby as promptly as practicable and each Party agrees to supply the other Parties as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(d) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby or any Ancillary Document, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement or any Ancillary Document under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or any Ancillary Document.

(e) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents from third Persons (other than Governmental Authorities) as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

6.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser and Pubco shall prepare with the reasonable assistance of the Sellers and the Operating Companies, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued to the holders of Purchaser Securities and the Sellers pursuant to this Agreement, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser stockholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Stockholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their shares of Purchaser Class A Common Stock redeemed (the “Closing Redemption”) in conjunction with the stockholder vote on the Purchaser Stockholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser stockholders to vote, at a special meeting of Purchaser stockholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the transactions contemplated hereby or referred to herein, including the Merger, by the holders of Purchaser Common Stock in accordance with the Purchaser’s Organizational Documents, the DCGL and the rules and regulations of the SEC and Nasdaq, (ii) the adoption and approval of the Amended Pubco Organizational Documents, (iii) adoption and approval of a new equity incentive plan for Pubco in a form to be approved by the Seller Representative and the Purchaser Representative (the “Incentive Plan”), which will provide for awards for a number of shares of Pubco Common Stock, (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.17 hereof, and (v) such other matters as the Seller Representative and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (v), collectively, the “Purchaser Stockholder Approval Matters”), and (vi) the adjournment of the Purchaser Special Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Stockholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the DGCL, the Federal Securities Laws and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Seller Representative (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Seller Representative shall promptly provide Purchaser and Pubco with such information concerning the Target Companies and their members, officers, managers, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Target Companies shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser and Pubco shall take any and all necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Closing Redemption. The Seller Representative shall cause the Target Companies to and each of Purchaser, Pubco shall, and shall cause each of its Subsidiaries to, make their respective directors, officers, managers and employees, upon reasonable advance notice, available to the Seller Representative, Purchaser, Pubco and, after the Closing, the Purchaser Representative and the Seller Representative, and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Each of Pubco and Purchaser, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Seller Representative with copies of any written comments, and shall inform the Seller Representative of any material oral comments, that Purchaser, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Closing Redemption promptly after the receipt of such comments and shall give the Seller Representative a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s stockholders, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the DGCL for a date no later than thirty (30) days following the effectiveness of the Registration Statement.

(e) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq on which Pubco Common Stock will be listed, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Closing Redemption.

6.13 Relisting of Purchaser Securities.

(a) Prior to the date hereof (i) the Purchaser received a determination letter (the “Letter”) from the Nasdaq Listing Qualification staff of the Nasdaq (the “Staff”) indicating that the Purchaser was not in compliance with the Nasdaq rules and requirements and that the Staff was delisting the Purchaser Securities and (ii) the Purchaser requested a hearing before the Nasdaq Hearings Panel (the “Hearing”) to appeal the Staff’s delisting determination. Without the prior written consent of the Seller Representative, the Purchaser may not withdraw or fail to comply with any of the requirements for the Hearing (including timing and submission requirements for the Hearing). Unless this Agreement is terminated in accordance with its terms, the Purchaser shall, at its own cost and expense, be obligated to continue to contest the delisting of the Purchaser Securities until there is a final non-appealable determination as to whether the Purchaser Securities will be delisted.

(b) On the same day as the execution and delivery of this Agreement, the Purchaser shall deliver the plan of remediation which it propose to submit in connection with the Hearing (the “Remediation Plan”) to the Seller Representative and any other documents the Purchaser intends to file in connection with the Hearing (the “Submission Documents”) who shall be provided reasonable opportunity, to the extent consistent with applicable deadlines for filing Submission Documents, to review and comment on the Remediation Plan and any other Submission Documents. The Purchaser shall consider all reasonable comments of the Seller Representative on the Remediation Plan and the Submission Documents and shall discuss with Seller Representative any disagreements with such comments in good faith. Purchaser shall provide copies of all correspondence and other documents received from Nasdaq or its Representatives regarding the Hearing and the relisting of the Purchaser Securities and shall promptly (but in any event within two (2) Business Days) inform the Seller Representative of all material developments with respect to the Hearing and the relisting of the Purchaser Securities. In addition to the right of the Seller Representative to comment on the Remediation Plan and any Submission Documents, the Seller Representative shall have the right to (i) provide input on the strategy for the Hearing and any actions with respect to the appeal of the delisting of the Purchaser Securities and (ii) participate in the Hearing and any other actions with respect to the appeal of the delisting of the Purchaser Securities at its own cost and expense. If Nasdaq makes a final non-appealable determination that the continued listing of the Purchaser Securities is denied, for any reason or no reason, the Purchaser shall immediately notify the Seller Representative of such determination.

6.14 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of their respective Affiliates without the prior written consent of the Purchaser (and after the Closing, the Purchaser Representative) and the Seller Representative (which consent shall not be unreasonably withheld, delayed or conditioned), except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall promptly notify the Purchaser (and after the Closing, the Purchaser Representative) and the Seller Representative of such obligation and shall use its commercially reasonable efforts to allow the Purchaser (and after the Closing, the Purchaser Representative) and the Seller Representative reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Purchaser and the Seller Representative shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. The Purchaser Representative, Pubco and the Seller Representative shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative and the Purchaser Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.15 Confidential Information.

(a) Each Founder and Seller hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, such Founder or Seller shall, and shall cause their Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of Pubco or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that a Founder, a Seller or any of their Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser fails to waive compliance with this Section 6.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each Seller shall, and shall cause their Representatives to, promptly deliver to the Purchaser or destroy any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that each Seller and their Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) Each Purchaser Party hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Seller Representative’s prior written consent; and (ii) in the event that a Purchaser Party or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Seller Representative to the extent legally permitted with prompt written notice of such requirement so that the Seller Representative may (or may cause a Target Company) seek, at the Target Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Seller Representative fails to waive compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, each Purchaser Party shall, and shall cause its Representatives to, promptly deliver to the Seller Representative or destroy any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser Parties and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws in connection with the transactions contemplated by this Agreement.

6.16 Documents and Information. After the Closing Date, Pubco shall, and shall cause its Subsidiaries (including the Surviving Subsidiary and each Target Company) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Purchaser Parties and the Target Companies in existence on the Closing Date and make the same available for inspection and copying by the Purchaser Representative and the Seller Representative during normal business hours of Pubco and its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice. No such books, records or documents shall be destroyed after the seventh (7th) anniversary of the Closing Date by Pubco or its Subsidiaries (including any Target Company) without first advising the Purchaser Representative and Seller Representative in writing and giving the Purchaser Representative and the Seller Representative a reasonable opportunity to obtain possession thereof.

6.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action (including causing the directors of Pubco to resign) so that as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) is comprised of five (5) individuals that are designated by the Seller Representative, at least three (3) of whom shall be required to qualify as independent directors under Nasdaq rules. At or prior to the Closing, Pubco will provide each director serving on the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, to be effective upon the Closing.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Target Companies immediately prior to the Closing (unless, at its sole discretion, the Seller Representative desires to appoint another qualified person to either such role, in which case, such other person identified by the Seller Representative shall serve in such role).

6.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of a Purchaser Party or a Target Company and each Person who served as a director, officer, member, manager, partnership representative, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of a Purchaser Party or a Target Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and a Purchaser Party or a Target Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Closing, Pubco shall cause the Organizational Documents of Pubco, the Surviving Subsidiary and each Target Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of, as applicable, the applicable Purchaser Party or the applicable Target Company to the extent permitted by applicable Law. The provisions of this Section 6.17 shall survive the consummation of the Merger and the other transactions contemplated by this Agreement and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives. If Pubco or any Target Company (i) consolidates with, or merges into, any other entity, or (ii) transfers all or substantially all of its properties, assets or equity to any entity, then each of the Pubco or such Target Company shall cause proper provision to be made so that any such successor or assign of Pubco or the applicable Target Company shall expressly assume all of the obligations set forth in this Section 6.17(a).

(b) For the benefit of each Purchaser Party’s and each Target Company’s members, managers, directors and officers, Pubco or the Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than, as applicable, the applicable Purchaser Party or the applicable Target Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. If obtained, Pubco and the Surviving Subsidiary shall (and shall cause each Target Company to) maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiary shall timely pay or caused to be paid all premiums with respect to the D&O Tail Insurance.

6.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Closing Redemption and any proceeds received by Purchaser from any Transaction Financing, shall first be used to pay (i) the Purchaser’s accrued and unpaid Expenses, (ii) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (iii) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses), other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses and (iv) any other Liabilities of the Purchaser as of the Closing. Such Expenses, as well as any Expenses that are required or permitted to be paid by delivery of the Pubco Securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Pubco and its Subsidiaries, including the Surviving Subsidiary and the Target Companies.

6.20 Transaction Financing. During the Interim Period, the Purchaser may, but shall not be required to, enter into financing agreements (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as the Purchaser and the Seller Representative shall agree. If the Seller Representative agrees to any such Transaction Financing and if the Purchaser so requests, the Sellers shall, and shall cause their Representatives to, reasonably cooperate with the Purchaser in connection with such Financing Agreements (including having the Target Companies’ senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). Such Financing Agreements may include non-redemption agreements from existing Public Stockholders and backstop agreements and private placement subscription agreements (whether for equity or debt) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise approved in writing by the Seller Representative, and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Target Companies, Pubco or the Purchaser, during the Interim Period, the Purchaser and Pubco shall not (i) reduce the committed investment amount to be received by the Purchaser or Pubco under any Financing Agreement or reduce or impair the rights of the Purchaser or Pubco under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Purchaser, Pubco and the Target Companies shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreements.

6.21 Employment Agreements. Prior to the Closing, the Sellers shall use their reasonable best efforts to cause the persons set forth on Schedule 6.21 to enter into employment agreements (the “Employment Agreements”), in each case effective as of the Closing, in form and substance reasonably acceptable to the Seller Representative and the Purchaser, between each such individual and Pubco (or a Subsidiary thereof).

6.22 Tax Returns and Payment of Taxes.

(a) The Seller Representative, at the cost of Sellers, shall cause to be prepared and filed in a manner consistent with past practices (unless otherwise required by applicable Law or as described in Schedule 5.14 attached hereto) and in accordance with this Section 6.22 all Tax Returns of or with respect to the Target Companies for all Tax periods ending on or before the Closing Date (“Pre-Closing Tax Periods” and individually, a “Pre-Closing Tax Period”) that have not been filed before the Closing Date. The Sellers shall be responsible for any Taxes due in respect of such Tax Returns. The Seller Representative shall cause such Tax Returns to be delivered to the Purchaser Representative for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file). All items of income, gain, loss, deduction and credit of the Target Companies for Pre-Closing Tax Periods for which the applicable Target Company was classified as a partnership or disregarded entity for income tax purposes shall be included on the applicable Tax Returns of Sellers in accordance with applicable Law. For the avoidance of doubt, the Parties acknowledge and agree that, for federal (and applicable state and local) income tax purposes, each Operating Company shall terminate as a partnership under Section 708 of the Code, effective as of the Closing Date, with the result that each Operating Company shall be required to file federal (and, where applicable, state and local) income tax returns (“Partnership Tax Returns”) for a Pre-Closing Tax Period ending on the Closing Date for purposes of this Section 6.22(a). The Seller Representative shall have the right, but not the obligation, to cause any Operating Company to elect, under Section 6221(b) of the Code, to opt out of the rules of Subchapter C of Chapter 63 of the Code (and any similar rules of state, local and foreign Law) (“Opt-Out Election”) for any Pre-Closing Tax Period. The Seller Representative shall be designated as the “partnership representative” as defined in Section 6223(a) of the Code (and as the person or entity with comparable capacity under similar provisions of state, local and foreign Law) for any Partnership Tax Returns for which an Opt-Out Election is not made.

(b) The Purchaser Representative, at the cost of Pubco, shall cause to be prepared and filed all Tax Returns of the Target Companies for all Tax periods beginning on or before and ending after the Closing Date (“Straddle Periods”). Sellers shall be liable for and shall pay to Pubco at least five (5) days prior to filing such Tax Returns all Taxes shown on such Tax Returns attributable to the portion of any such Straddle Periods ending on and including the Closing Date (provided that nothing contained herein shall limit, alter, reduce or prohibit the rights of Sellers to dispute that such Taxes are payable or the amount thereof). The Purchaser Representative shall cause such Tax Returns to be delivered to the Seller Representative for comment and approval, which approval shall not be unreasonably withheld, no later than thirty (30) days prior to the due date for filing any such Tax Return (taking into account any applicable extensions of time to file)

(c) In the case of any Straddle Period of a Target Company, the amount of any Taxes of such Target Company allocable to the portion of the Straddle Period ending on and including the Closing Date shall be: (i) in the case of Taxes based upon or measured by income or gross receipts, based on an interim closing of the books as of the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which such Company holds a beneficial interest will be deemed to terminate at such time), and (ii) in the case of all other Taxes, will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

6.23 Intended Tax Treatment. Each of the Parties shall file all Tax Returns consistently with the Intended Tax Treatment and shall not take any inconsistent position therewith on any Tax Returns, financial statements, on audit or otherwise, unless required to do so by applicable Law. Each of the Parties shall use its commercially reasonable efforts to cause the Merger and the Equity Contribution to qualify as a transaction in accordance with Section 351(a) of the Code. None of the Parties shall (and each of the Parties shall cause their respective Affiliates not to) take any action, or fail to take any action, that could reasonably be expected to cause the Merger and the Equity Contribution to fail to qualify as a transaction in accordance with Section 351(a) of the Code.

6.24 Amendment of Tax Returns. Neither Pubco nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Target Companies with respect to a Pre-Closing Tax Period or the portion of any Straddle Period ending on or prior to the Closing Date without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld or delayed.

6.25 Tax Refunds. The Sellers shall be entitled to any Tax refunds (or reductions in Tax liability arising from a credit), including interest paid therewith, in respect of Taxes paid by the Target Companies with respect to any Pre-Closing Tax Period or the portion of any Straddle Period ending on or prior to the Closing Date. Purchaser Representative shall forward or reimburse to the Seller Representative any such tax refunds received or credits utilized within 10 days after receipt or entitlement thereto.

6.26 Cooperation on Tax Matters; Handling of Tax Audits.

(a) In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Target Companies for all Pre-Closing Tax Periods and all Straddle Periods (including any proceedings related to the change in accounting methods and/or procedure described in the Company Disclosure Schedules), Pubco, on the one hand, and each Seller, on the other hand, shall cooperate fully with each other, including, without limitation, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes. In addition to the requirements of Section 6.15, Pubco shall and shall cause the Target Companies to (A) retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any Tax period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by any other Party, any extension thereof) for the respective Tax periods, and to abide by all record retention agreements entered into with any Tax authority, and (B) give the Seller Representative reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow the Seller Representative to take possession of such books and records.

(b) The Seller Representative shall have the right to conduct and control the defense of any audit examination or administrative or judicial proceeding (including, for the avoidance of doubt, any proceedings relating to the change in accounting method and/or procedure described in the Company Disclosure Schedules) (collectively, “Tax Contest”) with respect to all Partnership Tax Returns of the Operating Companies for Pre-Closing Tax Periods, whether such Tax Contest commenced before or commences after the Closing, and Pubco shall, and shall cause the Operating Companies to, provide the Seller Representative with all necessary powers of attorney and other necessary documents and assistance to allow the Seller Representative to effectively conduct and control such defense.

(c) Pubco and each Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Except as otherwise provided in this Agreement or required by applicable Law, without the prior written consent of the Seller Representative (not to be unreasonably withheld, conditioned or delayed), no Purchaser Party shall take any of the following actions (or cause a Target Company to take any of the following actions) if such action would or would reasonably be expected to result in any Tax liability to a Target Company or the Sellers (or a loss of a Tax refund or credit) for any Pre-Closing Tax Period: (A) file or permit a Target Company to file a Tax Return, with respect to a taxable period ending on or before the Closing Date, in any jurisdiction in which such Target Company, did not file such Tax Return prior to the Closing, (B) extend or waive, or cause to be extended or waived, or permit a Target Company to extend or waive, any statute of limitations or other period for the assessment of any Tax or deficiency related to a taxable period ending on or before the Closing Date, (C) make or change any material Tax election or accounting method or practice that has retroactive effect to any taxable period ending on or before the Closing Date, or (D) initiate any voluntary disclosure or other communication with any Tax authority unrelated to audit, litigation, challenge or other Action relating to any actual or potential Tax payment or Tax Return filing obligation of a Target Company for any Pre-Closing Tax Period

6.27 Transfer Taxes. All transfer, excise, property, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (including any real property transfer Tax and any other similar Tax), if any, of a Seller shall be borne and paid 50% by Pubco and 50% by such Seller (and no Seller will be responsible for any other Seller’s failure to do so) when due absent a valid contest of same. Each Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and each Purchaser Party shall cooperate with respect thereto as necessary).

6.28 Continuation of TC Line of Credit. As of the Closing it is acknowledged and agreed that the Target Companies may enter into the TC Line of Credit and that the TC Line of Credit and all documentation entered in connection therewith (the “TC Line of Credit Documents”) shall remain outstanding and in full force and effect after the Closing without any reduction to the purchase price payable hereunder.

6.29 Updates to Company Disclosure Schedules. Prior to Closing, the Seller Representative shall deliver to Purchaser all updates to the Company Disclosure Schedules, if any, that would be necessary to cause the satisfaction of the closing condition set forth in Section 7.3(a), taking into account any such updates. With respect to any such updates, (a) any matter, fact, event or circumstance that occurred or was in existence on or prior to, or that arises from or relates to the period of time on or prior to the date of this Agreement, shall not be considered as part of the Company Disclosure Schedules for purposes of Closing and shall not be deemed to have cured or remedied any breach of any representation and warranty made by the Sellers as of the date of this Agreement; and (b) any matter, fact, event or circumstance that first occurred or came into existence following, or that first arises from or relates to the period of time following, the date of this Agreement and is not otherwise related to a breach of an interim covenant of the Sellers set forth in Section 6.4 of this Agreement shall be deemed to be part of the Company Disclosure Schedules and shall qualify all of the representations and warranties set forth herein for all purposes of this Agreement, provided that if any update to the Company Disclosure Schedules under this Section 6.29(b) sets forth a fact that results in a Material Reduction as finally determined in accordance with Section 6.3 (provided that the date for the Purchaser to deliver the Reduction Notice shall be thirty (30) days from the date the Seller Representative delivers such update to the Purchaser and if the Purchaser shall not have delivered a Reduction Notice within such thirty (30) day period then the Purchaser shall be deemed to waived its right to allege a Material Reduction with respect to update delivered by the Seller Representative) then the Purchaser shall be permitted to terminate this Agreement in accordance with Section 8.1(g) without regard to whether such update was delivered during or after the Due Diligence Period.

6.30 Further Assurances. Either prior to or after the Closing, except as otherwise set forth in this Agreement, each Seller, Founder and Target Company and each Purchaser Party hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws in connection with the transactions contemplated by this Agreement.

Article VII

CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Seller Representative and the Purchaser of the following conditions:

(a) Required Purchaser Stockholder Approval. The Purchaser Stockholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Stockholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority as determined by the Purchaser and Seller Representative in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the transactions contemplated by this Agreement that are set forth on Schedule 7.1(d) shall have each been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f)   Net Tangible Assets Test. Immediately after the consummation of the transactions contemplated hereby, Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Closing Redemption, the TC Line of Credit, and any Transaction Financing) or upon the Closing after giving effect to the Transactions (including the Closing Redemption, the TC Line of Credit, and any Transaction Financing).

(g) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.17.

(h) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(i)   Nasdaq Listing. The share of Pubco Common Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(j)   Certain Ancillary Documents. The Lock-Up Agreements, the Non-Competition Agreements and all agreements related to the TC Line of Credit shall be in full force and effect in accordance with the terms thereof as of the Closing.

7.2 Conditions to Obligations of the Sellers. In addition to the conditions specified in Section 7.1, the obligations of the Sellers, the Founders and the Target Companies to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Seller Representative) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Purchaser Parties set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Purchaser Parties, in the aggregate.

(b) Agreements and Covenants. The Purchaser Parties shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Purchaser Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Purchaser since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. The Lock-Up Agreements, the Non-Competition Agreements, and all agreements related to the TC Line of Credit shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Pubco Organizational Document Amendment. Prior to the Closing, Pubco shall have amended and restated its Organizational Documents in substantially the form of the Amended Pubco Organizational Documents and delivered evidence to the Seller Representative of the effectiveness of the Amended Pubco Documents.

(f) Closing Deliveries.

(i)   Officer Certificate. Each Purchaser Party shall have delivered to the Seller Representative a certificate, dated the Closing Date, signed by an executive officer or other authorized person of such Purchaser Party in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c).

(ii) Secretary Certificate. Each Purchaser Party shall have delivered to the Seller Representative a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of such Purchaser Party’s Organizational Documents as in effect as of the Closing Date, (B) the resolutions of the board of directors of such Purchaser Party authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) the resolutions of the equity holders of such Purchaser Party authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (D) evidence that the Required Purchaser Stockholder Approval has been obtained and (E) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which such Purchaser Party is or is required to be a party or otherwise bound.

(iii) Good Standing. Each Purchaser Party shall have delivered to the Seller Representative a good standing certificate (or similar documents applicable for such jurisdictions) for such Purchaser Party dated as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of each Purchaser Party’s jurisdiction of organization and from each other jurisdiction in which such Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Registration Rights Agreement. The Seller Representative shall have received a copy of the Registration Rights Agreement, duly executed by Pubco, and the Founder Registration Rights Amendment duly executed by all parties thereto.

(v) Tc Line of Credit Documents. The Sellers shall have received a (i) copy of a Consent from the lender under the TC Line of Credit (the “TC Lender”) in form and substance satisfactory to the Seller Representative which releases the Sellers from any obligations under the TC Line Credit Documents and (ii) the Purchaser Parties shall have executed any amendments or modifications required by the TC Lender in connection with the receipt of its Consent.

(vi) Nasdaq listing. The Purchaser shall have delivered evidence of the satisfaction of the condition set forth in Section 7.1(i) was satisfied on terms and conditions reasonably acceptable to the Seller Representative.

(vii) Lease Amendment. Sellers shall have received an amendment to the Lease, duly executed by the Landlord and SVES Apparel LLC, in a form reasonably acceptable to Seller Representative.

7.3 Conditions to Obligations of the Purchaser Parties. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser Parties to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Sellers set forth in this Agreement shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies, taken as a whole.

(b) Agreements and Covenants. The Sellers shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Target Companies taken as a whole since the date of this Agreement which is continuing and uncured.

(d) Audited Company Financials. The Sellers shall have delivered the Audited Company Financials.

(e) Certain Ancillary Documents. The Lock-Up Agreements, the Non-Competition Agreements, and all agreements related to the TC Line of Credit shall be in full force and effect in accordance with the terms thereof as of the Closing.

(f) Lease Amendment. Purchaser shall have received an amendment to the Lease, duly executed by the Landlord and SVES Apparel LLC, in a form reasonably acceptable to Purchaser Representative.

(g) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Sellers, dated as the Closing Date certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c)

(ii) Secretary Certificate. The Sellers shall cause each Target Company to have delivered to the Purchaser a certificate executed by an officer or manager of such Target Company certifying as to the validity and effectiveness of, and attaching, (A) copies of such Target Company’s Organizational Documents as in effect as of the Closing Date, (B) the requisite resolutions of such Target Company’s board of managers or similar governing body authorizing and approving the execution, delivery and performance of each Ancillary Document to which such Target Company is or is required to be a party or bound, and (C) the incumbency of officers and/or managers of such Target Company authorized to execute any Ancillary Document to which such Target Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Seller Representative shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no earlier than five (5) days prior to the Closing Date from the proper Governmental Authority of such Target Company’s jurisdiction of organization and from each other jurisdiction in which such Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Employment Agreements. Purchaser shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to Purchaser, between each of the persons set forth on Schedule 6.21 hereto and Pubco or a Subsidiary thereof, as noted on Schedule 6.21, each such employment agreement duly executed by the parties thereto.

(v) Founder Registration Rights Amendment. The Purchaser shall have received a copy of the Founder Registration Rights Amendment, duly executed the IPO Underwriter.

(vi) Assignments and Consideration Directive. The Consideration Directive and an Assignment executed and delivered by each Seller.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Sellers, any Target Company) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows.

(a) by mutual written consent of the Purchaser and the Seller Representative;

(b) by written notice by the Purchaser or the Seller Representative if any of the conditions to the Closing set forth herein have not been satisfied or waived by August 15, 2023 (the “Outside Date”); provided, that (i) if Sellers do not deliver the Audited Company Financials on or before April 7, 2023 pursuant to Section 6.2, the Outside Date shall be automatically extended by one day for each day that the Audited Company Financials have not been delivered after April 7, 2023, and (ii) that the right to terminate this Agreement under this Section 8.1(b) shall not be available to either the Purchaser or the Seller Representative if the breach or violation by either a Seller, a Founder, an Operating Company or its Affiliates, or a Purchaser Party or their respective Affiliates, as applicable, of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Seller Representative if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to either the Purchaser or the Seller Representative if the failure by either a Seller, a Founder, an Operating Company or their respective Affiliates or a Purchaser Party or their respective Affiliates, as applicable, to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Seller Representative to Purchaser, if (i) (A) there has been a breach by a Purchaser Party of any of its covenants or agreements contained in this Agreement (other than Section 6.12), or if any representation or warranty of a Purchaser Party shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, and (B) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date or (ii) there has been a breach of Section 6.13 or if the Nasdaq issues any final non-appealable decision that the Purchaser Securities will be delisted (without any opportunity to cure such breach);

(e) by written notice by the Purchaser to the Seller Representative, if (i) there has been a breach by a Seller, a Founder or an Operating Company of any of their respective covenants or agreements contained in this Agreement, or if any representation or warranty of a Seller shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Seller Representative or (B) the Outside Date;

(f) by written notice by either the Purchaser or the Seller Representative to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s stockholders have duly voted, and the Required Purchaser Stockholder Approval was not obtained; or

(g) by written notice by the Purchaser to the Seller Representative (i) if Seller Representative fails to timely deliver a Disagreement Statement pursuant to Section 6.3 or Section 6.29, (ii) if the Valuation Firm determines that there exists a Material Reduction or (iii) the Purchaser and the Seller Representative agree that a Material Reduction has occurred.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party, in either case, prior to termination of this Agreement. (in each case of clause (i) or (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.9, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections 6.18, 10.16 and 10.17, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided that (i) if the Closing occurs then the Expenses of the Parties shall be paid by the Target Companies; provided, further that if this Agreement is terminated because the Sellers have (or have caused a Target Company to) enter into an agreement for an Alternative Transaction in violation of Section 6.6, then the Sellers shall cause the Target Companies to, in addition to and without limitation of other available remedies, promptly after receipt of written notice from the Purchaser setting forth the aggregate amount of Expenses of the Purchaser Parties incurred prior to such termination and containing reasonable documentation for all such Expenses (the “Expense Notice”), reimburse each Purchaser Party for all Expenses set forth in the Expense Notice. As used in this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto. With respect to the Purchaser, Expenses shall not include any expenses paid as described in Section 6.18 and shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any Extension Expenses. Notwithstanding the foregoing, each of the Purchaser and the Sellers shall be responsible for fifty percent (50%) of all filing fees and expenses under any applicable Antitrust Laws, including the fees and expenses relating to any pre-merger notification required the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“Antitrust Expenses”), and fees and expenses relating to the filing of, or the registration of securities pursuant to, the Registration Statement and/or Proxy Statement. Notwithstanding anything herein to the contrary, in aggregate maximum amount of Expenses for which the Purchaser Parties may be able to receive reimbursement hereunder shall not exceed the aggregate amount set forth on Schedule 6.5(b)(xvi).

Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each Seller hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment securities acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public stockholders (including overallotment shares acquired by Purchaser’s underwriters) (the “Public Stockholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their shares of Purchaser Class A Common Stock in connection with the consummation of the Purchaser’s initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational Documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Stockholders if Purchaser fails to consummate a Business Combination within the timeframe specified in the Purchaser’s Organizational Documents, as amended, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes, or (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Seller hereby agrees on behalf of itself and its controlled Affiliates that, notwithstanding anything to the contrary in this Agreement, neither a Seller nor any of its controlled Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each Seller on behalf of itself and its controlled Affiliates hereby irrevocably waives any Released Claims that any such Seller or any of its controlled Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). Each Seller agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser and its Affiliates to induce Purchaser to enter in this Agreement, and each Seller further intends and understands such waiver to be valid, binding and enforceable against such Seller and each of its controlled Affiliates under applicable Law. To the extent that a Seller or any of its controlled Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against Purchaser or its Representatives, such Seller hereby acknowledges and agrees that its and its controlled Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Seller or any of its controlled Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that a Seller or any of its controlled Affiliates commences an Action based upon, in connection with, relating to or arising out of any matter relating to Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, Purchaser and its Representatives, as applicable, shall be entitled to recover from the such Seller or its controlled Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

Article X
MISCELLANEOUS

10.1 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any Action be asserted or action be brought against any Party with respect thereto. The covenants and agreements made by the Parties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

10.2 Non-Recourse. This Agreement may only be enforced against, and any Action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party.

10.3 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by email, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to any Purchaser Party at or prior to the Closing, to:

Relativity Acquisition Corp.
c/o 3753 Howard Hughes Parkway, Suite 200
Las Vegas, Nevada 89169
Attn: Tarek Tabsh, CEO
Telephone: (888) 710-4420
Email: tarek@relativityacquisitions.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
         Anthony Ain, Esq.
         Jonathan Cramer, Esq.
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
            aain@egsllp.com
            jcramer@egsllp.com

If to the Purchaser Representative, to:

Relativity Acquisition Sponsor, LLC
c/o 3753 Howard Hughes Parkway, Suite 200
Las Vegas, Nevada 89169
Attn: Tarek Tabsh, CEO
Telephone: (888) 710-4420
Email: tarek@relativityacquisitions.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
         Anthony Ain, Esq.
         Jonathan Cramer, Esq.
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
           aain@egsllp.com
           jcramer@egsllp.com

If to a Seller, a Target Company, Timothy J. Fullum or Seller Representative, to:

Timothy J. Fullum
c/o SVES Apparel LLC
1407 Broadway
New York, New York 10018
Attn: Timothy Fullum, CEO
Telephone: (508) 735-3674
Email: fullumtj@aol.com

with a copy (which will not constitute notice) to:

McCarter & English, LLP
Two Tower Center Boulevard, 24th Fl.
East Brunswick, New Jersey 08816
Attn: Peter Campitiello, Esq.
Telephone No.: (732) 867-97412
Email: pcampitiello@mccarter.com

If to Salomon Murciano, to: Salomon Murciano c/o SVES Apparel LLC 1407 Broadway New York, New York 10018 Attn: Timothy Fullum, CEO Telephone: (508) 735-3674 Email: fullumtj@aol.com with a copy (which will not constitute notice) to:

McCarter & English, LLP
Two Tower Center Boulevard, 24th Fl.
East Brunswick, New Jersey 08816
Attn: Peter Campitiello, Esq.
Telephone No.: (732) 867-97412
Email: pcampitiello@mccarter.com

If to Pubco, a Target Company or any Surviving Subsidiary after the Closing, to:

SVES LLC
1407 Broadway
New York, New York 10018
Attn: Timothy Fullum, CEO
Telephone: (508) 735-3674
Email: fullumtj@aol.com

and

the Purchaser Representative

with a copy (which will not constitute notice) to:

McCarter & English, LLP
Two Tower Center Boulevard, 24th Fl.
East Brunswick, New Jersey 08816
Attn: Peter Campitiello, Esq.
Telephone No.: (732) 867-97412
Email: pcampitiello@mccarter.com

and

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
         Anthony Ain, Esq.
         Jonathan Cramer, Esq.
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com
            aain@egsllp.com
            jcramer@egsllp.com

10.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party by operation of Law or otherwise without the prior written consent of the Purchaser (and after the Closing, the Purchaser Representative) and the Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder; provided, further that after the Closing, Pubco may assign this Agreement and its rights and obligations hereunder in connection with any transaction which constitutes an Acquisition Proposal without the consent of any other Party.

10.5 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.17, and of each of EGS and M&E in Section 10.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement for purposes of such Sections and related enforcement provisions, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.6 Arbitration. Any and all disputes, controversies and claims (a “Dispute”) (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.6 arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby) shall be governed by this Section 10.6. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within ten (10) Business Days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The arbitrator shall decide the Dispute in accordance with the substantive law of the State of Delaware. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in the State of New York, City of New York, Borough of Manhattan. The language of the arbitration shall be English.

10.7 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of Delaware without regard to the conflict of laws principles thereof. Subject to Section 10.6, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery (and if such court lacks jurisdiction, any other state or federal court located in the State of Delaware) (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.6, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.3. Nothing in this Section 10.7 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.8 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

10.9 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party(ies), money damages may be inadequate and the non-breaching Party(ies) may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party(ies) in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.10 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.11 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser, the Purchaser Representative and the Seller Representative.

10.12 Waiver. The Purchaser on behalf of itself and its Affiliates, and the Seller Representative on behalf of the Sellers, the Founders and the Operating Companies, may in its sole discretion (i) extend the time for the performance of any obligation or other act, (ii) waive any inaccuracy in the representations and warranties contained herein and (iii) waive compliance with any covenant or condition contained herein if such waiver is in writing and signed by both the Purchaser and the Seller Representative. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement by Pubco or the Purchaser after the Closing shall also require the prior written consent of the Purchaser Representative.

10.13 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.14 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Sellers to be given, delivered, provided or made available by the Sellers, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument may be posted to the electronic data site maintained on behalf of the Sellers for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information.

10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile, pdf or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.16 Purchaser Representative.

(a) Each of Purchaser and Pubco, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints Relativity Acquisition Sponsor, LLC, as the Purchaser Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) terminating, amending or waiving on behalf of such Person any provision of this Agreement unless such rights are granted to the Purchaser and/or Pubco in this Agreement; (ii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement unless otherwise expressly provided herein; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the performance of its duties as the Purchaser Representative; and (v) otherwise enforcing the rights and obligations of any such Persons under any this Agreement, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person unless otherwise provided herein. All decisions and actions by the Purchaser Representative in accordance with this Agreement, including any agreement between the Purchaser Representative and the Seller Representative, shall be binding upon the Purchaser, Pubco, and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Pubco and the Purchaser shall jointly and severally indemnify, defend and hold harmless the Purchaser Representative from and against any and all losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the administration of the Purchaser Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable under or in connection with the performance of its duties hereunder for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Pubco and Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(c) The Person serving as the Purchaser Representative may resign upon ten (10) days’ prior written notice to Pubco, the Purchaser and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

10.17 Seller Representative.

(a) Each Founder and Seller by execution and delivery hereof, on behalf of itself and its successors and assigns, hereby irrevocably constitutes and appoints Timothy J. Fullum as the Seller Representative and as the true and lawful agent and attorney-in-fact of the Sellers or the Founders (as a group) and with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of the Sellers and the Founders (as a group) under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Persons, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including: (i) terminating, amending or waiving on behalf of such Persons any provision of this Agreement (provided, that any such action, will be taken in the same manner with respect to all Sellers or Founders unless otherwise agreed by each Seller or Founder who is subject to any disparate treatment of a potentially adverse nature); (ii) signing on behalf of the Sellers (as a group) any releases or other documents with respect to any dispute or remedy arising under this Agreement; (iii) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (iv) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants in connection with the exercise of the Seller Representative’s duties hereunder; and (v) otherwise enforcing the rights and obligations of the Sellers and the Founders (as a group) under this Agreement, including giving and receiving all notices and communications hereunder on behalf of the Sellers and the Founders (as a group). All decisions and actions by the Seller Representative in accordance with this Agreement, including any agreement between the Seller Representative and the Purchaser Representative, shall be binding upon each Seller and/or Founder and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including the Purchaser Representative, Pubco and the Purchaser may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative taken in accordance with this Agreement as the acts of the Sellers and/or the Founders hereunder. The Purchaser Representative, Pubco and the Purchaser shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to any actions required or permitted to be taken by the Seller Representative hereunder, and no Seller or Founder shall have any cause of action against the Purchaser Representative, the Purchaser or Pubco for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative in accordance with this Agreement.

(c) The Seller Representative will act for the Sellers and/or the Founder on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers and/or the Founder, but the Seller Representative will not be responsible to the Sellers and/or the Founder for any losses that any Seller may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. From and after the Closing, the Sellers shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the administration of the Seller Representative’s duties under this Agreement on behalf of the Sellers, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. From and after the Closing, the Founders shall jointly and severally indemnify, defend and hold the Seller Representative harmless from and against any and all losses reasonably incurred without gross negligence, bad faith or willful misconduct on the part of the Seller Representative (in its capacity as such) and arising out of or in connection with the administration of the Seller Representative’s duties under this Agreement on behalf of the Founders, including the reasonable fees and expenses of any legal counsel retained by the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Seller Representative shall not be liable for any act done or omitted in accordance with this Agreement so long as the Seller Representative was acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Seller Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Seller Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Seller Representative shall have the right at any time and from time to time to select and engage, at the reasonable cost and expense of the Sellers or the Founders, as applicable, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other reasonable out-of-pocket expenses, as the Seller Representative may reasonably deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 10.17 shall survive the Closing or the appointment of a new Seller Representative and continue indefinitely.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of the Sellers and the Founders, then the Founders that indirectly held a majority of the Company Interests held by all Founders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative, and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the Purchaser Representative, Pubco and the Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

10.18 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that Ellenoff Grossman & Schole LLP (“EGS”) may have, prior to Closing, jointly represented the Purchaser Parties, the Purchaser Representative and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor, the Purchaser Representative or their respective Affiliates in connection with matters in which such Persons are adverse to the Purchaser or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. The Company and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor, the Purchaser Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of the Purchaser, the Company and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of any Purchaser Party, the Sponsor, the Purchaser Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the Purchaser Representative shall be deemed the clients of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the Purchaser Representative, shall be controlled by the Sponsor and the Purchaser Representative and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that McCarter & English LLP (“M&E”) may have, prior to the Closing, jointly represented the Company, the Seller Representative, the Founders, the Sellers and the Operating Companies in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Operating Companies, the Sellers, the Founders and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, M&E will be permitted in the future, after the Closing, to represent the Seller Representative, any Operating Company, any Seller, any Founder or their respective Affiliates in connection with matters in which such Persons are adverse to an Operating Company, a Seller, a Founder, Pubco, the Surviving Subsidiary or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Each of the Purchaser Parties and the Purchaser Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with M&E’s future representation of one or more of the Seller Representative, an Operating Company, a Seller, a Founder or their respective Affiliates in which the interests of such Person are adverse to the interests of a Purchaser Party, the Purchaser Representative, an Operating Company, a Seller, a Founder or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by M&E of an Operating Company, a Seller, a Founder, the Seller Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Seller Representative, the Sellers, and the Founders shall be deemed the clients of M&E with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Representative, the Sellers and the Founders, shall be controlled by the Seller Representative, the Sellers and the Founders, and shall not pass to or be claimed by a Target Company, Pubco or a Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by a Target Company or any of its Affiliates (including, after the Effective Time, Pubco and he Surviving Subsidiaries and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, complaint, or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Purchaser Representative shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any Governmental Authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning a Founder, a Seller, the Target Companies or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby, including, without limitation any information about or included in any Tax Returns of a Seller or a Founder; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by a Seller, a Target Company or their respective Representatives to any Purchaser Party or its Representatives or when it is made available to any Purchaser Party or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of when made available or disclosed to any Purchaser Party or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity securities of any Target Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of a Target Company.

“Company Interests” means the membership interests of each of the Operating Companies.

“Consent” means any consent, approval, waiver, authorization or right to permit, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses, leases and other binding instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, including mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“DGCL” means the Delaware General Corporation Law, as amended.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, Remedial Actions, losses, damages, costs, and expenses, fines, penalties, sanctions, and interest incurred as a result of any in response to any violation of any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with any Target Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fraud Claim” means any claim based in whole or in part upon fraud or willful misconduct.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by an Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets and Software and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of February 10, 2022 and filed with the SEC (File No. 333-262156 on February 14, 2022.

“IPO Underwriter” means A.G.P./Alliance Global Partners, as the representative of the underwriters in the IPO.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Sellers, the actual knowledge of the Founders or the executive officers of any Target Company, after reasonable inquiry or (ii) any other Party, (A) if an entity, the actual knowledge of its directors or managers and executive officers, after reasonable inquiry, or (B) if a natural person (including an individual Founder), the actual knowledge of such Party after reasonable inquiry.

“Landlord” means SRI Eleven 1407 Broadway Operator LLC, in its capacity as the landlord under the Lease.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lease” means that certain Lease, dated as of February 6, 2019, by and between SRI Eleven 1407 Broadway Operator LLC and SVES Apparel LLC, for lease of office space located at 1407 Broadway, Suite 1911, New York, New York, as amended.

“Liabilities” means any and all liabilities, Indebtedness or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction on transfer or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in applicable Laws (including COVID-19 Measures) or GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared) (including the Russian invasion of the Ukraine or any surrounding countries), natural disaster or pandemic (including COVID-19 or any Governmental Authorities response thereto) or the worsening thereof; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein), (vi) the negotiation, announcement, pendency, execution, delivery or performance of this Agreement; and (vii), with respect to the Purchaser, the consummation and effects of any Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of any Redemption or the failure to obtain the Required Purchaser Stockholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“Nasdaq” means the NASDAQ Stock Market.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other similar action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means permits, approvals, authorizations, licenses, franchises, permissions, clearances, confirmations, endorsements, registrations or qualifications of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or pledges or deposits made in connection with or to secure the payment of utilities or similar services, workers’ compensation, unemployment insurance, old age pensions or other social security obligations, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, (e) Liens that are purchase money security interests incurred in the ordinary course of business, (f) Liens on any real property arising from zoning Laws which do not, individually or in the aggregate, materially interfere with the use of such real property in the business of the Target Companies, (g) rights of (1) the lessors or licensors on property leased or licensed to or by a Target Company under the terms of the underlying lease or license or (2) the owners of the domain names or social media accounts used by a Target Company under the terms of underlying Contracts or the terms and conditions imposed by such owners, (h) Liens described on Schedule 11.1, (i) Liens imposed by the TC Line of Credit or (j) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrants” means the whole non-redeemable warrants, each entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the Merger in exchange for the Purchaser Private Warrants.

“Pubco Public Warrants” means the whole redeemable warrants, each entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share, which warrants will be issued by Pubco in the Merger in exchange for the Purchaser Public Warrants.

“Pubco Securities” means the Pubco Common Stock and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Class A Common Stock” means the shares of Class A common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Class B Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Common Stock” means, collectively, the shares of Purchaser Class A Common Stock and the Purchaser Class B Common Stock.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning a Purchaser Party or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time when made available to or disclosed to a Seller, a Target Company or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time when made available to or disclosed by such Purchaser Party or its Representatives to a Seller, a Target Company or their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information.

“Purchaser Preferred Stock” means the preferred stock, par value $0.0001 per share, of the Purchaser.

“Purchaser Private Warrants” means the whole non-redeemable warrants that were issued by the Purchaser in a private placement to the Purchaser Representative and the IPO Underwriter at the time of the consummation of the IPO, each entitling the holder thereof to purchase one (1) share of Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Public Warrants” means the whole redeemable warrants that were included as one-half (½) warrants as part of each Purchaser Public Unit, each entitling the holder thereof to purchase one (1) Purchaser Class A Common Stock at a purchase price of $11.50 per share.

“Purchaser Securities” means the Purchaser Units, the Purchaser Common Stock, the Purchaser Preferred Stock and the Purchaser Warrants, collectively.

“Purchaser Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriters) consisting of one (1) share of Purchaser Class A Common Stock and one-half (½) of one Purchaser Public Warrant or one-half (½) of one Purchase Private Warrant, as the case may be.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Relativity Acquisition Sponsor, LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other unincorporated business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or controls the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Operating Companies and their respective direct and indirect Subsidiaries.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“TC Line of Credit” means any Contract entered into by a Target Company evidencing any indebtedness after the date hereof or any Contract evidencing any Indebtedness entered into by a Target Company prior to the date hereof.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all applications for registration and renewal thereof.

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of February 10, 2022, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:

RELATIVITY ACQUISITION CORP.

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Chief Executive Officer

Pubco:

RELATIVITY HOLDINGS INC.

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	President

Purchaser Merger Sub:

RELATIVITY PURCHASER MERGER SUB INC.

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	President

The Purchaser Representative:

RELATIVITY ACQUISITION SPONSOR, LLC, solely in the capacity as the Purchaser Representative hereunder

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Managing Member

{Signature Page to Business Combination Agreement}

The Founders:

/s/ Timothy J. Fullum
Timothy J. Fullum

/s/ Saloman Murciano
Salomon Murciano

The Operating Companies:

SVES GO LLC

By:	/s/ Timothy J. Fullum
Name:	Timothy J. Fullum
Title:	Sole Member of SVGO LLC, a member of SVES GO LLC

By:	/s/ Salomon Murciano
Name:	Salomon Murciano
Title:	Sole Member of ESGO LLC, a member of SVES GO LLC

SVES APPAREL LLC

By:	/s/ Timothy J. Fullum
Name:	Timothy J. Fullum
Title:	Sole Member of SV Apparel LLC, a member of SVES Apparel LLC

By:	/s/ Salomon Murciano
Name:	Salomon Murciano
Title:	Sole Member of ES Business Consulting LLC, a member of SVES Apparel LLC

{Signature Page to Business Combination Agreement}

SVES CP LLC

By:	/s/ Timothy J. Fullum
Name:	Timothy J. Fullum
Title:	Sole Member of SVGO LLC, a member of SVES CP LLC

By:	/s/ Salomon Murciano
Name:	Salomon Murciano
Title:	Sole Member of ESGO LLC, a member of SVES CP LLC

SVES LLC

By:	/s/ Timothy J. Fullum
Name:	Timothy J. Fullum
Title:	Sole Member of SV Apparel LLC, a member of SVES LLC

By:	/s/ Salomon Muricano
Name:	Salomon Murciano
Title:	Sole Member of ES Business Consulting LLC, a member of SVES LLC

The Sellers:

SVGO, LLC

By:	/s/ Timothy J. Fullum
Name:	Timothy J. Fullum
Title:	Sole Member

{Signature Page to Business Combination Agreement}

ESGO, LLC

By:	/s/ Salomon Murciano
Name:	Salomon Murciano
Title:	Sole Member

SV APPAREL LLC

By:	/s/ Timothy J. Fullum
Name:	Timothy J. Fullum
Title:	Sole Member

ES BUSINESS CONSULTING LLC

By:	/s/ Salomon Murciano
Name:	Salomon Murciano
Title:	Sole Member

The Seller Representative:

Timothy J. Fullum, solely in the capacity as the Seller Representative hereunder

/s/ Timothy J. Fullum
Timothy J. Fullum

{Signature Page to Business Combination Agreement}

Schedule 5.14

Tax Matters

1. Each Operating Company, from in or around the time of its respective formation until in or around December 2022, calculated such Operating Company’s opening and ending inventory by counting the number of pallets on which merchandise was delivered and estimating the number of individual items per pallet. The cost per item was calculated as the total cost per pallet divided by the number of items estimated to be on that pallet. The foregoing method of accounting was not a permissible method of accounting for federal income Tax purposes or GAAP. Each of such Operating Company’s Tax Returns were filed using the foregoing impermissible method of accounting, and as a result, each of such Operating Company’s Tax Returns (a) were not compliant with all applicable Laws relating to Taxes, and (b) may be inaccurate, incorrect, and/or incomplete in certain material respects. Moreover, these estimates may have caused each such Operating Company to miscount opening and ending inventory from in or around the respective date of formation through in or around December 2022. In or around December 2022, each such Operating Company conducted a physical count of inventory. The physical count of inventory in or around December 2022 enabled each such Operating Company to calculate its respective historical inventory for prior periods. Each Operating Company expects to file its 2022 federal Tax Returns under the “new” permissible method of accounting.

2. For each Operating Company described in paragraph 1, the change in accounting treatment for inventory in 2022 constituted an accounting method change from an impermissible method of valuing or identifying inventory to a permissible method of valuing or identifying inventory.

3. Each Operating Company described in paragraph expects to request from the IRS permission to change its method of accounting from an impermissible method of accounting to a permissible method of accounting. Such permission will be requested by each affected Operating Company filing with its 2022 federal income Tax Return IRS Form 3115, Application for Change in Method of Accounting, and the IRS’s consent will be deemed to be automatically given upon the filing of the Form 3115.

4. Because of the accounting method change for each of the Operating Companies described in paragraph 1, each such Operating Company will be subject to an adjustment under section 481(a) of the Code (such adjustment, respectively, the “Code section 481(a) adjustment” or, collectively, the “Code section 481(a) adjustments”) beginning with tax year 2022. One-fourth (1/4) of the Code section 481(a) adjustment for each Operating Company must be taken into income for tax year 2022. Any balance of an Operating Company’s Code section 481(a) adjustment not previously taken into account and remaining at Closing will be accelerated when any remaining such Operating Company ceases to exist for federal income tax purposes. It may be possible for one or more of such Operating Companies, under Revenue Procedure 2015-13 or otherwise, to take into income for the 2022 tax year such Operating Company’s respective Code section 481(a) adjustment by making an appropriate election for federal Tax purposes. Notwithstanding anything to the contrary in this Agreement, the Founders retain the right under this Agreement to (a) accelerate (or not accelerate) any applicable Operating Company’s section 481(a) adjustment for the 2022 tax year, including (without limitation) by restructuring the ownership of the Operating Companies as permitted by this Agreement, (b) make (or not make) elections concerning the acceleration of the Code section 481(a) adjustment, and (c) control the filing of Tax Returns (and the making of all elections) for all periods prior to Closing.

5. The Target Companies have not filed Tax Returns in any state or local jurisdiction. The Founders reserve the right to file Tax Returns in any state or local jurisdiction for any Pre-Closing Tax Period.

Schedule 6.5(b)(xvi)

Expenses

RACY / SVES Cost Profile
	TOTAL	Percentage

One off Transaction Costs (USD)
RACY Deferred	$5,031,250	67%
RACY Accounting Fees	$100,000	1%
RACY Auditor Fees	$100,000	1%
RACY Legal Fees	$1,000,000	13%
SVES NASDAQ	$150,000	2%
SVES Auditor Fees	$300,000	4%
SVES Accounting Fees	$150,000	2%
SVES Legal Fees	$250,000	3%
SVES Advisor Fees	$250,000	3%
Other (Misc)	$150,000	2%
Total	$7,481,250	100%
USD Cost	$7,481,250.00	100%

(b)